UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PERFORMANCE FOOD GROUP COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

VISTAR

PFG Performance Food Group

[THIS PAGE INTENTIONALLY LEFT BLANK]

GUIDE TO PFG’S PROXY STATEMENT

WHAT DO WE NEED FROM YOU?

WE ENCOURAGE STOCKHOLDERS TO SUBMIT THEIR VOTES IN ADVANCE OF THE ANNUAL MEETING.

TO SUBMIT YOUR VOTES BY THE INTERNET OR PHONE, FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD OR PAGE ROMAN NUMERAL “V” IN THIS BOOK. YOU WILL NEED THE 16-DIGIT NUMBER ON YOUR PROXY CARD. IF YOU RECEIVED YOUR MATERIALS BY MAIL, YOU CAN SIMPLY COMPLETE AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.

3 WAYS TO VOTE YOUR PROXY*

INTERNET: WWW.PROXYVOTE.COM

PHONE: 1-800-690-6903

MAIL
* PROXY VOTES MUST BE RECEIVED NO LATER THAN DECEMBER 1, 2016.

ITEMS TO BE VOTED ON:
page 5	Proposal No. 1 —
Election of Directors

page 17	Proposal No. 2 —
Ratification of Independent Registered Public Accounting Firm

page 20	Proposal No. 3 —
Non-Binding Vote to approve Executive Compensation

page 21	Proposal No. 4 —
Non-Binding Vote to determine Frequency of Stockholder Votes to approve Executive Compensation

FOREWARD PAGES

i	COVER PAGE

iii	STOCKHOLDER LETTER

iv	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

v	PROXY VOTING METHODS

vi	TABLE OF CONTENTS

DEAR STOCKHOLDER

Douglas M. Steenland Chairman of the Board of Directors George L. Holm President & Chief Executive Officer

Please join us for Performance Food Group Company’s Annual Meeting of Stockholders on:

FRIDAY, DECEMBER 2, 2016

9:00 A.M., EASTERN TIME

AT THE OFFICES OF

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NEW YORK 10017

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. This Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about October 17, 2016.

WE URGE YOU TO READ THE ACCOMPANYING MATERIALS REGARDING THE MATTERS TO BE VOTED ON AT THE MEETING AND TO SUBMIT YOUR VOTING INSTRUCTIONS BY PROXY.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy:

•    on the Internet;

•    by Telephone;

•    or by completing, signing and promptly returning a proxy card.

You may also vote in person at the Annual Meeting.

We encourage you to vote by Internet, by telephone or by proxy card even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of Performance Food Group Company.

Sincerely,

Douglas M. Steenland

Chairman of the Board of Directors

George L. Holm

President and Chief Executive Officer

October 17, 2016

PERFORMANCE FOOD GROUP COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., Eastern Time, on Friday, December 2, 2016
PLACE	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
ITEMS OF	1.	To elect the three Class I director nominees listed in the Proxy Statement.
BUSINESS	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.

	3.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

	4.	To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

	5.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
RECORD	You may vote at the Annual Meeting if you were a stockholder of record at the close of
DATE	business on October 5, 2016.
VOTING BY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by
PROXY	completing, signing and mailing the enclosed proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

A. Brent King Senior Vice President, Secretary and General Counsel

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Friday,

December 2, 2016: This Proxy Statement and our Annual Report are available free of charge at the Investors section of our website (www.pfgc.com).

PROXY VOTING METHODS

If at the close of business on October 5, 2016, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares over the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

If you are a stockholder of record, your vote must be received by 11:59 p.m., Eastern Time, on December 1, 2016 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card in order to vote by telephone.

BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

3 WAYS TO VOTE YOUR PROXY*

INTERNET: WWW.PROXYVOTE.COM

PHONE: 1-800-690-6903

MAIL
* PROXY VOTES MUST BE RECEIVED NO LATER THAN DECEMBER1, 2016.

v

PERFORMANCE FOOD GROUP COMPANY
12500 West Creek Parkway
Richmond, Virginia 23238
Telephone: (804) 484-7700

PROXY STATEMENT
Annual Meeting of Stockholders
December 2, 2016

GENERAL INFORMATION

Why am I being provided with these materials?

We have delivered these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Performance Food Group Company of proxies to be voted at our Annual Meeting of Stockholders to be held on December 2, 2016 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person. Except where the context requires otherwise, references to “the Company,” “we,” “us” and “our” refer to Performance Food Group Company. Capitalized terms used but not defined herein have the meanings set forth in our Annual Report on Form 10-K for the fiscal year ended July 2, 2016.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the three Class I director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers.

•	Proposal No. 4: Determination, in a non-binding advisory vote, of whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

Who is entitled to vote?

Stockholders as of the close of business on October 5, 2016 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 103,410,314 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares under either our 2007 Amended and Restated Management Option Plan (the “2007 Stock Option Plan”) or our 2015 Omnibus Incentive Plan.

THIS PROXY STATEMENT, TOGETHER WITH A FORM OF PROXY,

IS FIRST BEING SENT TO STOCKHOLDERS ON OR ABOUT OCTOBER 17, 2016.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposal Nos. 1, 3 and 4 are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

How many votes are required to approve each proposal?

Under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

For any other proposal being considered at the Annual Meeting , under our Bylaws, approval of the proposal requires the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote at the Annual Meeting. It is important to note that the proposals to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017 (Proposal No. 2), to approve the compensation of our named executive officers (Proposal No. 3) and to determine the frequency of stockholder votes on executive compensation (Proposal No. 4) are non-binding and advisory. While the vote on executive compensation and vote on the frequency of stockholder votes on executive compensation are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.

With respect to the ratification of our independent registered public accounting firm (Proposal No. 2) and the approval of the compensation of our named executive officers (Proposal No. 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the determination of the frequency of stockholder votes on executive compensation (Proposal No. 4), you may vote every “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” For each of Proposal Nos. 2, 3, and 4, abstentions will have the effect of a vote “against” the proposal. For Proposal Nos. 3 and 4, broker non-votes will have no effect on the outcome of these proposals.

If you just sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

•	For every “ONE YEAR,” on a non-binding, advisory basis, with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on December 1, 2016, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than December 1, 2016.

How do I vote my shares in person at the Annual Meeting?

If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of ownership. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and proof of ownership.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Do I need a ticket to be admitted to the Annual Meeting?

In order to be admitted to the meeting, you will need to present (1) a form of personal identification, and (2) either your Notice or proof of your stock ownership of Performance Food Group Company stock on the Record Date. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Performance Food Group Company stock, such as a bank or brokerage account statement.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

For directions to the meeting, you may contact Michael D. Neese at (804) 287-8126 or michael.neese@pfgc.com.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than December 1, 2016;

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on December 1, 2016;

•	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than December 1, 2016; or

•	attending the Annual Meeting and voting in person.

If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. George L. Holm, Arthur B. Winkleblack, and John J. Zillmer constitute a class with a term that expires at the Annual Meeting of Stockholders in 2016 (the “Class I Directors”); Meredith Adler, Jeffrey M. Overly, and Douglas M. Steenland constitute a class with a term that expires at the Annual Meeting of Stockholders in 2017 (the “Class II Directors”); and William F. Dawson, Jr., Bruce McEvoy, and Prakash A. Melwani constitute a class with a term that expires at the Annual Meeting of Stockholders in 2018 (the “Class III Directors”).

Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of Class I Director nominees for a three-year term expiring in 2019: George L. Holm, Arthur B. Winkleblack and John J. Zillmer. Action will be taken at the Annual Meeting for the election of these three Class I nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of George L. Holm, Arthur B. Winkleblack and John J. Zillmer. Each of these nominees has indicated that he will be willing and able to serve as a director. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors

The following information describes the offices held, other business directorships and the term of service of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information
George L. Holm	61	Mr. Holm has served as our President and Chief Executive Officer since September 2002, when he founded the Company and subsequently led the Company through its expansion into the broadline foodservice distribution industry with the PFG acquisition in May 2008. Mr. Holm has also served as a Director since 2002. Prior to joining the Company, he held various senior executive positions with Sysco, Alliant Foodservice, and US Foods.

Arthur B. Winkleblack	59	Mr. Winkleblack has served as a Director since 2015. Mr. Winkleblack retired in June 2013 as Executive Vice President and Chief Financial Officer of the HJ Heinz Company, a global packaged food manufacturer, where he had been employed as Executive Vice President and Chief Financial Officer since January 2002. From 1999 through 2001, Mr. Winkleblack held a number of positions with portfolio companies of Indigo Capital, including Acting Chief Operating Officer of Perform.com and Chief Executive Officer of Freeride.com. Earlier in his career, Mr. Winkleblack held senior management and finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment Corporation, AlliedSignal, Inc. and PepsiCo, Inc. Mr. Winkleblack also provides financial and capital markets consulting services to Ritchie Brothers Auctioneers, an industrial auctioneer, where he serves as the Senior Advisor to the CEO. Mr. Winkleblack currently serves on the boards of directors of Church & Dwight Co., Inc. and The Wendy’s Company. Mr. Winkleblack served on the board of RTI International Metals, Inc. from 2013 until 2015 when the company was sold to Alcoa Inc.

John J. Zillmer	61	Mr. Zillmer has served as a Director since 2015. Mr. Zillmer joined Univar Inc. in 2009 as President and Chief Executive Officer. In 2012, he stepped down as President and CEO and became Executive Chairman until December 2012 when he retired from Univar. Prior to joining Univar, Mr. Zillmer served as Chairman and Chief Executive Officer of Allied Waste Industries, a solid waste management business, from 2005 until the merger of Allied Waste with Republic Services, Inc. in December 2008. Before Allied Waste, Mr. Zillmer spent 30 years in the managed services industry, most recently as Executive Vice President of ARAMARK Corporation, a provider of food, uniform and support services. During his eighteen-year career with ARAMARK, Mr. Zillmer served as President of ARAMARK’s Business Services division, the International division and the Food and Support Services group. Prior to joining ARAMARK, Mr. Zillmer was employed by Szabo Food Services until Szabo was acquired by ARAMARK in 1986. Mr. Zillmer currently serves on the boards of directors of Ecolab Inc., Reynolds American Inc., and Veritiv Corp.

VOTE YOUR PROXY. PROPOSAL 1. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information
Douglas M. Steenland	65	Mr. Steenland has served as a Director and as Chairman of the Board of Directors since 2010. Mr. Steenland served as President and Chief Executive Officer of Northwest Airlines from 2004 until its merger with Delta on October 29, 2008. Prior to this, Mr. Steenland served in a number of executive positions after joining Northwest Airlines in 1991, including President from 2001 to 2004 and Executive Vice President and Chief Corporate Officer from 1999 to 2001. Mr. Steenland is a director of American International Group, Travelport Limited and Hilton Worldwide Holdings Inc. Mr. Steenland received a B.A. from Calvin College and is a graduate from The George Washington University Law School.

Meredith Adler	62	Ms. Adler has served as a director since September 2016. Ms. Adler served as a Managing Director and Senior Equity Analyst at Barclays Capital, and at Lehman Brothers prior to its acquisition by Barclays, from 1996 until her retirement in July 2016. In her role at Barclays, Ms. Adler followed a wide range of consumer- oriented companies, including foodservice distributors, food and drug retailers, discounters, and healthy living retailers. She also provides consulting services to The Vitamin Shoppe, Inc. Ms. Adler graduated from Boston University and received an MBA degree from New York University’s Stern School of Business.

William F. Dawson, Jr.	52	Mr. Dawson has served as a Director since 2002. Mr. Dawson is the Chief Executive Officer of Wellspring. He has served as the chair of Wellspring’s investment committee since 2004. Mr. Dawson has led or co-sponsored several of Wellspring’s most successful investments in distribution, consumer services, business services, healthcare, energy services and industrial companies. Mr. Dawson currently serves on the board of directors of ProAmpac, Tradesmen International, API Heat Transfer, United Sporting Companies, Swift Worldwide Resources, National Seating & Mobility, Qualitor, Inc., Great Lakes Caring, and Crosman Corporation. Prior to joining Wellspring, Mr. Dawson was a partner at Whitney & Co., where he was head of the middle-market buyout group. Prior to that, Mr. Dawson spent 14 years at Donaldson, Lufkin & Jenrette Securities Corporation where he was most recently a managing director at DLJ Merchant Banking. He has served on the boards of more than twenty public and private companies during his career. Mr. Dawson received a Bachelor of Science degree from St. Francis College and an MBA from Harvard Business School.

Bruce McEvoy	39	Mr. McEvoy has served as a Director since 2007. Mr. McEvoy is a Senior Managing Director at Blackstone. Before joining Blackstone in 2006, Mr. McEvoy worked as an Associate at General Atlantic from 2002 to 2004, and was a consultant at McKinsey & Company from 1999 to 2002. Mr. McEvoy graduated from Princeton University and received an MBA from Harvard Business School. Mr. McEvoy currently serves on the boards of directors of Catalent, RGIS Inventory Specialists, Vivint, Vivint Solar, and MB Aerospace.

Name	Age	Principal Occupation and Other Information
Prakash A. Melwani	58	Mr. Melwani has served as a Director since 2007. Mr. Melwani is a Senior Managing Director at Blackstone. He is the Chief Investment Officer of the Private Equity Group and chairs each of its Investment Committees. Since joining Blackstone in 2003, Mr. Melwani has led Blackstone’s investments in Kosmos Energy, Foundation Coal, Texas Genco, Ariel Re, Pinnacle Foods, RGIS Inventory Specialists, and Crocs. Before joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, he was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. Mr. Melwani received a First Class Honors degree in Economics from Cambridge University, England, and an MBA with High Distinction from the Harvard Business School, where he graduated as a Baker Scholar and a Loeb Rhodes Fellow. Mr. Melwani serves on the boards of directors of Crocs, Kosmos Energy, RGIS Inventory Specialists, and Blackstone strategic partner, Patria.

Jeffrey M. Overly	58	Mr. Overly has served as a Director since 2013. Mr. Overly is an Operating Partner at The Blackstone Group. Before joining Blackstone in 2008, Mr. Overly was Vice President of Global Fixture Operations at Kohler Company. Prior to that, he served 25 years at General Motors Corporation and Delphi Corporation in numerous operations and engineering positions. Mr. Overly has a BS in Industrial Management from the University of Cincinnati and a Masters in Business from Central Michigan University. Mr. Overly currently serves on the board of directors of RGIS, LLC.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	Our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms;

•	We have fully independent Audit and Compensation Committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	Messrs. Steenland, Zillmer and Winkleblack each qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”); and

•	We have implemented a range of other corporate governance best practices, including placing limits on the number of public company directorships held by our directors to prevent “overboarding.”

The stockholders’ agreement described under “Transactions with Related Persons—Stockholders’ Agreement” below provides that affiliates of The Blackstone Group L.P. (“Blackstone”) and Wellspring Capital Management LLC (“Wellspring”) have the right to nominate to our Board of Directors a number of designees approximately equal to the percentage of voting power of all shares of our capital stock entitled to vote generally in the election of directors as collectively beneficially owned by Blackstone or Wellspring, as applicable. Currently, we have three directors on our Board who were recommended by Blackstone as director nominees pursuant to the stockholders’ agreement (Messrs. McEvoy, Melwani and Overly), and we have one director on our Board who was recommended by Wellspring as a director nominee pursuant to the stockholders’ agreement (Mr. Dawson). The provisions of the stockholders’ agreement regarding the nomination of directors will remain in effect until Blackstone and Wellspring are no longer entitled to nominate a director to our Board of Directors, unless Blackstone and Wellspring request that they terminate at an earlier date.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has determined that each of Messrs. Steenland, McEvoy, Melwani, Overly, Winkleblack and Zillmer and Ms. Adler is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Steenland, Winkleblack and Zillmer and Ms. Adler is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Melwani, McEvoy, Steenland and Zillmer is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. Mr. Holm serves on our Board of Directors but, as our President and Chief Executive Officer, he cannot be deemed independent. In making the director independence determinations, the Board considered the fact that Messrs. McEvoy, Melwani and Overly are affiliated with Blackstone, which received payments from the Company during fiscal 2016 pursuant to the transactions detailed below under “Transactions With Related Persons” and the fact that Ms. Adler was formerly employed by Barclays Capital, which received underwriting discounts in our initial public offering and secondary offering and is a lender under our credit facility. Payments received by Blackstone and Barclays, respectively, pursuant to the foregoing transactions did not exceed the greater of $1 million or 2% of Blackstone’s or Barclays Capital’s, as applicable, consolidated gross revenues in any of the last three fiscal years.

Controlled Company Exception

As a result of a secondary offering of our common stock that was completed on May 24, 2016, affiliates of Blackstone no longer hold more than 50% of our common stock. As a result, we are no longer a “controlled company” within the meaning of the NYSE corporate governance standards and we may no longer rely upon the exemption for controlled companies, subject to the transition periods for companies that cease to qualify as controlled companies. Accordingly, under applicable NYSE listing rules we were required to have (i) majority independence of the membership of our Nominating and Corporate Governance and Compensation Committees by August 22, 2016 and (ii) majority independence of the membership of our Board and full independence of the membership of our Nominating and Corporate Governance Committee and Compensation Committee by May 24, 2017. A majority of the members of our Board and our Nominating and Corporate Governance Committee and all the members of our Compensation Committee and Audit Committee have been determined by our Board to be independent and we satisfy the applicable NYSE listing rules. Our Board intends to take all action necessary to comply with the applicable NYSE listing rules within the specified transition period.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, independence of thought and his or her ability to work collegially with the other members of the Board. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

In addition to the process described above, the Nominating and Corporate Governance Committee also nominates a number of individuals designated by Blackstone and Wellspring as required under the provisions of the stockholders’ agreement described under “Transactions With Related Persons—Stockholders’ Agreement.” Each of Messrs. McEvoy, Melwani and Overly were recommended by Blackstone and Mr. Dawson was recommended by Wellspring as director nominees pursuant to the stockholders’ agreement.

Mr. Holm was recommended by our management; Mr. Winkleblack was recommended by the executive search firm Spencer Stuart; and Mr. Zillmer was recommended by our Board.

When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board of Directors considered the following important characteristics, among others:

•	Mr. Steenland—his experience serving on boards of directors of large public companies and in managing large, complex institutions.

•	Mr. Holm—his experience as an executive in the U.S. foodservice distribution industry. Furthermore, we also considered how his additional role as our Chief Executive Officer and President would bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

•	Ms. Adler—her knowledge of the foodservice industry and significant experience in financial matters and investor relations.

•	Mr. Dawson—his significant financial, investment, and operational experience from his involvement in Wellspring’s investments in numerous portfolio companies, as well as his twelve years of experience as a director of the Company and its predecessor.

•	Mr. McEvoy—his knowledge and expertise based on his experiences at Blackstone coupled with his experience as a director of several companies, as well as his management consulting experience.

•	Mr. Melwani—his significant financial, investment and operational experience from his involvement in Blackstone’s investments in numerous portfolio companies and the active roles he has played in overseeing those businesses.

•	Mr. Winkleblack—his substantial executive experience across a broad range of industries. In addition, his nearly twelve years of experience as the Chief Financial Officer of a large, publicly-traded consumer goods company enables him to bring important perspectives to our Board of Directors on performance management, business analytics, compliance, risk management, public reporting, and investor relations.

•	Mr. Zillmer—his extensive experience leading both public and private companies in foodservice and other industries.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the U.S. Securities and Exchange Commission (the “SEC”) to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2017 Annual Meeting.”

Board Structure

Our Board of Directors is led by Mr. Steenland, our Chairman. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Steenland serves as Chairman, while Mr. Holm serves as our Chief Executive Officer and President.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors will meet in a private session that excludes management and any non-independent directors. Our Chairman, Mr. Steenland, presides at the executive sessions.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including the chairman of our Board of Directors and each of the Audit, Compensation or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 12500 West Creek Parkway, Richmond, Virginia 23238, who will forward such communication to the appropriate party.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

Nominating
and
Corporate
	Audit	Compensation	Governance
	Committee	Committee	Committee
Meredith Adler	X
William F. Dawson, Jr.			Chair
Bruce McEvoy		X
Prakash A. Melwani		Chair
Jeffrey M. Overly			X
Douglas M. Steenland	X	X
Arthur B. Winkleblack	Chair		X
John J. Zillmer	X	X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the fiscal year ended July 2, 2016, the Board held eight meetings, the Audit Committee held eight meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held no meetings. In fiscal 2016, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he served as a member of the Board or such committee.

Audit Committee

In fiscal 2016, our Audit Committee consisted of Messrs. Steenland, Winkleblack and Zillmer, with Mr. Winkleblack serving as chair. Ms. Adler was appointed to our Audit Committee in September 2016. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board of Directors has determined that each of Messrs. Steenland, Winkleblack and Zillmer qualifies as an audit committee financial expert as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.pfgc.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	overseeing the adequacy and integrity of our financial statements and our financial reporting and disclosure practices;

•	overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements, our system of disclosure controls and procedures and compliance with ethical standards adopted by the Company;

•	retaining and reviewing the qualifications, performance, and independence of our independent auditor;

•	reviewing and discussing with management and the independent auditor prior to public dissemination our annual audited financial statements, quarterly unaudited financial statements, earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

•	overseeing our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control;

•	overseeing our internal audit function;

•	reviewing and approving or ratifying all transactions between us and any “Related Person” (as defined in the federal securities laws and regulations) that are required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	overseeing compliance with our Code of Business Conduct.

The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.

The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.

Compensation Committee

Our Compensation Committee consists of Messrs. Melwani, McEvoy, Steenland and Zillmer, with Mr. Melwani serving as chair. Each of Messrs. Melwani, McEvoy, Steenland and Zillmer has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.pfgc.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing our overall compensation philosophy;

•	overseeing the goals, objectives and compensation of our Chief Executive Officer, including evaluating the performance of the Chief Executive Officer in light of those goals;

•	overseeing the compensation of our other executives and non-management directors;

•	reviewing all employment, severance, and termination agreements with our executive officers;

•	reviewing and approving, or recommending to the Board of Directors, our incentive-compensation plans and equity-based plans;

•	overseeing certain of our other benefit plans; and

•	preparing and issuing the Compensation Committee Report for inclusion in our annual proxy statement.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to any non-Section 16 officer under our incentive compensation or other equity-based plans, subject to compliance with the plan and the laws of our state of jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.

See “Executive Compensation—Compensation Discussion and Analysis—Compensation Determination Process” and “Compensation of Directors” for a description of our process for determining executive and director compensation, including the role of our compensation consultant.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Dawson, Overly and Winkleblack, with Mr. Dawson serving as chair. Each of Messrs. Overly and Winkleblack has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards. The Board has made no determination as to the independence of Mr. Dawson.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.pfgc.com under Investors: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	identifying and recommending nominees for election to the Board of Directors;

•	reviewing the composition and size of the Board of Directors;

•	overseeing an annual evaluation of the Board of Directors and each committee;

•	regularly reviewing our corporate governance documents, including our corporate charter and bylaws and Corporate Governance Guidelines;

•	recommending members of the Board of Directors to serve on committees of the Board; and

•	overseeing and approving the management continuity planning process.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.

Special Committees

From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board of Directors’ views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit, Compensation and Nominating and Corporate Governance Committee charters, and other corporate governance information are available on our website at www.pfgc.com under Investors: Corporate Governance: Governance Documents. Any stockholder also may request them in print, without charge, by contacting the Secretary of Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238.

Code of Business Conduct

We maintain a Code of Business Conduct that is applicable to all of our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Business Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct may be found on our website at www.pfgc.com under Investors: Corporate Governance: Governance Documents: Code of Business Conduct.

We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

Oversight of Risk Management

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its committees, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers other than Mr. Holm, our Chief Executive Officer, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2016.”

Name	Age	Principal Occupation and Other Information
David Flitman	52	Mr. Flitman has served as our Executive Vice President and President and Chief Executive Officer of Performance Foodservice since January 2015. Prior to joining the Company, he was Chief Operating Officer and President USA & Mexico of Univar, a global chemical distributor, since January 2014. He joined Univar in December 2012 as President USA with additional responsibility for Univar’s Global Supply Chain & Export Services teams. From November 2011 to September 2012, he served as Executive Vice President and President Water and Process Services at Ecolab, the global leader in water, hygiene and energy technologies and services. From August 2008 to November 2011, Mr. Flitman served as Senior Executive Vice President of Nalco until it was acquired by Ecolab. He also served as President of Allegheny Power from February 2005 to July 2008. In his early career, Mr. Flitman spent nearly 20 years in operational, commercial, and global business leadership positions at DuPont.

James Hope	56	Mr. Hope has served as our Executive Vice President, Operations since July 2014. Prior to joining the Company, he was with Sysco for approximately 30 years. His last positions at Sysco were Executive Vice President, Business Transformation from January 2010 to June 2013, Senior Vice President, Business Transformation from January 2009 to December 2009, and Senior Vice President, Sales and Marketing from July 2007 to December 2008.

Patrick T. Hagerty	58	Mr. Hagerty has served as our Senior Vice President and President and Chief Executive Officer of Vistar since September 2008. From May 2006 to September 2008, he was Vice President and Chief Operating Officer of Vistar. From November 1994 to May 2006, he was Vice President, Merchandising with the Company and its predecessor.

Craig H. Hoskins	55	Mr. Hoskins has served as our Senior Vice President and Chief Executive Officer and President of PFG Customized since January 2012. He served as Senior Vice President and President and Chief Operating Officer of PFG Customized from July 2011 to December 2011. Prior to that, he served as PFG’s Senior Vice President, Sales from October 2007 to July 2011 and at its predecessor. Prior to that, he served in various operating and customer facing leadership roles with our predecessor since joining in August 1990 as Marketing Manager.

A. Brent King	47	Mr. King has served as our Senior Vice President, General Counsel and Secretary since March 2016. Prior to joining the Company, he was Vice President, General Counsel and Secretary of Tredegar Corporation from October 2008 to March 2016. From October 2005 until October 2008, he served as General Counsel at Hilb Rogal & Hobbs Company. Mr. King was Vice President and Assistant Secretary for Hilb Rogal & Hobbs Company from October 2001 to October 2008. He served as Associate General Counsel for Hilb Rogal & Hobbs Company from October 2001 to October 2005.

Carol A. O’Connell	56	Ms. O’Connell has served as our Senior Vice President and Chief Human Resources Officer since October 2011. Prior to joining the Company, she was Senior Vice President of Global Talent Management for Aramark from February 2008 to October 2011 and Vice President of Human Resources for Aramark’s Business and Industry Group from April 2007 to February 2008. Prior to that, she held various HR leadership roles at General Electric Company from March 1989 to April 2007.

Thomas G. Ondrof	52	Mr. Ondrof has served as our Executive Vice President and Chief Financial Officer since October 2016. Prior to joining the Company, Mr. Ondrof served in several roles with the foodservice and support services company Compass Group North America from 1991 to 2015, most recently as Chief Development Officer. He also served as Chief Strategy Officer at Compass from 2010 to 2013, as Chief Financial Officer from 1999 to 2010, as Corporate Controller from 1996 to 1999 and as Director of Financial Planning from 1991 to 1996.

Terry A. West	59	Mr. West has served as our Senior Vice President and Chief Information Officer since February 2011. Prior to joining the Company, he was with ConAgra Foods, Inc. from May 2000 to February 2011, serving as a Vice President, Information Technology from July 2006 to February 2011. Prior to that, Mr. West served in the United States Army for over 20 years.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2017.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte &Touche LLP is expected to be present at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the fiscal 2017 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audits of our annual consolidated financial statements for the fiscal years ended July 2, 2016 and June 27, 2015:

	2016	2015
Audit fees(1)	$1,283,623	$1,300,518
Audit-related fees(2)	218,267	254,165
Tax fees(3)	22,500	—
All other fees(4)	—	3,147,653
Total:	$1,524,390	$4,702,336

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements and the reviews of financial statements. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed in each of the last two fiscal years for services performed that are related to the Company’s SEC filings (including costs relating to the Company’s initial public offering in October 2015 (the “IPO”) and secondary offering in May 2016) and other research and consultation services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.
(4)	Includes fees primarily related to the terminated agreement to acquire 11 U.S. Foods facilities from Sysco and U.S. Foods.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

VOTE YOUR PROXY. PROPOSAL 2. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended July 2, 2016 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Arthur B. Winkleblack, Chair

Douglas M. Steenland

John J. Zillmer

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 23 to 32, as well as the discussion regarding the Compensation Committee on page 13.

VOTE YOUR PROXY. PROPOSAL 3. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—NON-BINDING VOTE ON FREQUENCY OF
STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 3 on page 20 should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, stockholders may wish to review with care the information presented in connection with Proposal No. 3 on page 20, the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 23 to 32 as well as the discussion regarding the Compensation Committee on page 13.

We believe a one-year frequency is most consistent with the Company’s approach to compensation. Our reasons include:

•	We believe that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.

•	We believe that an annual advisory vote on executive compensation is consistent with our policy of seeking input from our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices even though it is not required by law.

VOTE YOUR PROXY. PROPOSAL 4.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2016.

Submitted by the Compensation Committee of the Board of Directors:

Prakash A. Melwani, Chair

Bruce McEvoy

Douglas M. Steenland

John J. Zillmer

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Section Overview

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our President and Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers who served in such capacities at the end of our fiscal year on July 2, 2016, collectively known as the “Named Executive Officers” or “NEOs.”

Our Named Executive Officers for fiscal 2016 were:

•	George L. Holm, our President and Chief Executive Officer;

•	Robert D. Evans, our former Senior Vice President and Chief Financial Officer;

•	David Flitman, our Executive Vice President of the Company and President and Chief Executive Officer of Performance Foodservice;

•	Patrick T. Hagerty, our Senior Vice President of the Company and President and Chief Executive Officer of Vistar; and

•	James Hope, our Executive Vice President, Operations.

Leadership Changes

Effective October 1, 2016, the Board of Directors appointed Thomas G. Ondrof to serve as Executive Vice President and Chief Financial Officer of the Company. In connection with his appointment as Executive Vice President and Chief Financial Officer, we entered into a letter agreement with Mr. Ondrof described below under “—Compensation Actions Taken in Fiscal 2017—Letter Agreement with Mr. Ondrof” setting forth the terms of his compensation as our Executive Vice President and Chief Financial Officer. Mr. Ondrof replaced Robert D. Evans, who notified us on May 3, 2016 of his intent to retire from his position as Senior Vice President and Chief Financial Officer of the Company. Mr. Evans’s retirement was effective September 30, 2016. Mr. Evans will continue to provide consulting services to the Company until September 30, 2017 pursuant to the transition agreement described below in “—Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan Based Awards—Summary of Transition Agreement of Mr. Evans.”

Executive Compensation Program Objectives and Overview

Our current executive compensation program is intended to achieve two fundamental objectives: (1) attract, motivate, and retain high caliber talent; and (2) align executive compensation with achievement of our overall business goals, adherence to our core values, and stockholder interests. In structuring our current executive compensation program, we are guided by the following basic philosophies:

Competitive Compensation. Our executive compensation program should provide a fair and competitive compensation opportunity that enables us to attract and retain high caliber executive talent. Executives should be appropriately rewarded for their contributions to our successful performance.

Pay for Performance. A significant portion of each executive’s compensation should be “at risk” and tied to overall company, business unit, and individual performance.

Alignment with Stockholder Interests. Executive compensation should be structured to include elements that link executives’ financial rewards to stockholder return.

As described in more detail below, the material elements of our executive compensation program for NEOs include base salary, cash bonus opportunities, a long-term equity incentive opportunity, and broad-based employee benefits. The NEOs may also receive severance payments and other benefits in connection with certain terminations of employment or a change in control of the Company. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	Recognize ongoing performance of job responsibilities.
Cash Bonus Opportunity	Compensation “at risk” and tied to achievement of business goals.
Long-Term Equity Incentive Opportunity	Align compensation with the creation of stockholder value, and achievement of business goals.
Benefits and Perquisites	Attract and retain high caliber talent and to provide a basic level of protection from health, dental, life and disability risks.
Severance and other Benefits Potentially Payable Upon Certain Terminations of Employment or a Change in Control	Encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, particularly when considering strategic alternatives.

These individual compensation elements are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities.

Compensation Determination Process

The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing, maintaining, and administering our compensation and benefit policies. The Committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers other than himself. For fiscal 2016, our President and Chief Executive Officer provided the final compensation recommendations for our NEOs to the Committee for review and approval. The other NEOs do not have any role in determining or recommending the form or amount of compensation paid to our NEOs. Our President and Chief Executive Officer is not a member of the Committee and does not participate in deliberations regarding his compensation.

In fiscal 2016, in connection with our IPO, the Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to advise on executive and non-employee director (other than a director affiliated with Blackstone or Wellspring) compensation. FW Cook assisted the Committee in conducting a review of the competitiveness of our executive and director compensation programs and advised the Committee on the design of our post-IPO long-term equity incentive award program and with respect to determining the size of the initial long-term equity incentive grants made to certain officers and employees, including all of our NEOs (other than Mr. Flitman) in connection with our IPO. FW Cook evaluated the competitiveness of our executive and director compensation programs using peer group compensation data of the following peer group companies: Applied Industrial Technologies, Inc., Aramark, The Chefs’ Warehouse, Inc., Compass Group North America, Dean Foods Company, W.W. Grainger, Inc., The Hain Celestial Group, Inc., MRC Global Inc., Pilgrim’s Pride Corporation, Snyder’s-Lance, Inc., SpartanNash Company, Supervalu Inc., Sysco Corporation, United Natural Foods, Inc. and Wesco International, Inc. This peer group is composed of companies of appropriate size and similar stature in our industry. FW Cook compared total target direct compensation of our Chief Executive Officer, Chief Financial Officer and General Counsel against executives holding the same title and position amongst the peer group companies. Our executive officers without an exact functional position match were compared against peer group executives based upon relative pay rank. Based on this evaluation, FW Cook recommended, and the Committee determined, to set total target direct compensation at levels that approximate the median of the peer group. As a result, the Committee determined not to change target bonus levels for any of our executive officers and to increase the base salaries for Messrs. Evans, Hagerty and Hope, effective upon the completion of our IPO, as described below under “—Executive Compensation Program Elements—Base Salaries.” FW Cook also recommended, and the Committee approved, target long-term equity incentive award guidelines based on a percentage of base salary for each of the NEOs as described under “—Executive Compensation Program Elements—Long-Term Equity Incentive Awards.”

In addition, in fiscal 2016, to assist the Committee in its review and evaluation of a new long-term equity incentive award program, FW Cook provided the Committee with the key structural features of the long-term equity incentive award programs of the peer group companies identified above. With input from FW Cook, the Committee utilized the peer group information to design the structure of our post-IPO long-term equity incentive award program.

FW Cook does not provide any services to the Company other than advising on executive officer and director compensation. In September 2016, the Compensation Committee determined that FW Cook is independent from management and that FW Cook’s work has not raised any conflicts of interest.

Employment Agreements

We do not typically enter into formal employment agreements with our executive officers. However, we have an employment agreement with Mr. Holm and we entered into a transition agreement with Mr. Evans in connection with his retirement. In addition, we typically enter into offer letters with our executive officers. In connection with the commencement of their employment in 2009, 2015, 1994, 2014 and 2016, respectively, we entered into offer letters with Messrs. Evans, Flitman, Hagerty, Hope and Ondrof, setting forth their initial compensation and benefits. A full description of the material terms of Mr. Holm’s employment agreement, Mr. Flitman’s offer letter and Mr. Evans’s transition agreement are presented below in “—Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan Based Awards.”

Executive Compensation Program Elements

Base Salaries

Base salaries are an important element of compensation because they provide the NEOs with a base level of income. Generally our NEOs are eligible for an adjustment to their base salaries each year at the discretion of the Committee. Adjustments may occur earlier or later depending on performance and market competitiveness. During fiscal 2016, as a result of the evaluation described under “—Compensation Determination Process” above, the Committee determined to increase the base salaries for Messrs. Evans, Hagerty and Hope, effective upon the completion of our IPO, as follows: Mr. Evans (from $441,000 to $460,000), Mr. Hagerty (from $330,750 to $380,000) and Mr. Hope (from $300,000 to $500,000).

Cash Bonus Opportunities

Annual Cash Bonus Opportunity. We sponsor a management incentive plan (the “MIP”). All of our NEOs are eligible to participate in the MIP. The primary purpose of the MIP is to focus management on key measures that drive financial performance and provide competitive bonus opportunities tied to the achievement of our financial and strategic growth objectives.

Fiscal 2016 MIP

A target annual bonus, expressed as a percentage of base salary, is established within certain NEOs’ employment agreements or offer letters and may be adjusted from time to time by the Committee in connection with an NEO’s promotion or performance. For our NEOs at the corporate level, including Messrs. Holm, Evans and Hope, the MIP award, which is a cash bonus, is tied to our overall financial results as measured by our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items that we do not consider part of our core operating results. For our NEOs at the segment level, including Messrs. Flitman and Hagerty, the MIP award is tied both to our overall financial results as measured by our Adjusted EBITDA and to Adjusted EBITDA for our Performance Foodservice and Vistar segments (excluding certain adjustments), respectively. We believe that tying part or all of the NEOs’ bonuses to company-wide performance goals encourages collaboration across the executive leadership team, while tying part of the bonuses of our NEOs at the segment level to Adjusted EBITDA for their respective segments also rewards these NEOs for achievements with respect to their business units. We use Adjusted EBITDA as a measure of financial performance because we believe that it provides a reliable indicator of our strategic growth and the strength of our cash flow and overall financial results.

Actual amounts paid to our NEOs at the corporate level under the fiscal 2016 MIP were calculated by multiplying each such NEO’s target annual bonus for 2016 (which is 100% of base salary in effect at fiscal year-end) by a payout percentage based on our actual achievement relative to our overall Adjusted EBITDA performance objective.

The payout percentage was determined by calculating our actual achievement against the overall Adjusted EBITDA performance target based on the pre-established scale set forth in the following table:

Performance Food Group—All Segments
% Attainment of Performance Target	Payout Percentage
Less than 93.26%	0.0%
93.26%	25.0%
100%	100.0%
104.1% or above	133.0%

Based on the pre-established scale set forth above, no cash incentive award would have been paid to our NEOs at the corporate level unless our actual performance for fiscal 2016 was at or above 93.26% of our overall Adjusted EBITDA target. If our actual performance was 93.26% of target, they would have been entitled to 25% of their respective target bonus amounts. If our actual performance was 104.1% or more of target, they would have been entitled to 133.0% of their respective target bonus amounts. For performance percentages between these levels, the resulting payout percentage would be adjusted on a linear basis. For example, if our actual performance was between 93.26% and 100% of target Adjusted EBITDA, a $1 million increase in Adjusted EBITDA would have resulted in a 3.054% increase in the payout percentage. If actual performance was between 100% and 104.1% of target Adjusted EBITDA, a $1 million increase in Adjusted EBITDA would have resulted in a 2.2% increase in the payout percentage. In addition, an incentive payment may be adjusted downward for documented performance-related reasons. The overall Adjusted EBITDA performance target for fiscal 2016 was $365.0 million.

For fiscal 2016, the actual overall Adjusted EBITDA resulted in a payout percentage of 103.5% of the target bonus amounts of our NEOs at the corporate level under the fiscal 2016 MIP. The following table illustrates the calculation of the annual cash bonus payable to each of Messrs. Holm, Evans and Hope under the fiscal 2016 MIP in light of these performance results.

				Overall
	2016 Base	Target	Target Bonus	Payout	Actual Bonus
Name	Salary	Bonus %	Amount	Percentage	Paid
George L. Holm	$1,000,000	100%	$1,000,000	103.5%	$1,035,000
Robert D. Evans	$460,000	100%	$460,000	103.5%	$476,100
James Hope	$500,000	100%	$500,000	103.5%	$517,500

Actual amounts paid to Messrs. Flitman and Hagerty under the fiscal 2016 MIP were calculated by multiplying each such NEO’s target annual bonus for 2016 (which was 100% of base salary in effect at fiscal year-end) by a weighted achievement factor determined by the sum of (1) the applicable segment Adjusted EBITDA achievement factor (75% multiplied by the Vistar or Performance Foodservice segment Adjusted EBITDA payout percentage, as applicable) and (2) the overall Adjusted EBITDA achievement factor (25% multiplied by the overall Adjusted EBITDA payout percentage).

The overall Adjusted EBITDA achievement factor was determined by calculating our actual achievement against the overall Adjusted EBITDA performance target based on the pre-established scale set forth in the table above. The Adjusted EBITDA achievement factor for the Vistar and Performance Foodservice segments was determined by the NEO’s segment achievement against the applicable segment Adjusted EBITDA performance target based on the pre-established scale set forth in the following tables:

Performance Foodservice Segment (Mr. Flitman)
% Attainment of Performance Target	Payout Percentage
Less than 85.4%	0.0%
85.4%	25.0%
100%	100.0%

Vistar Segment (Mr. Hagerty)
% Attainment of Performance Target	Payout Percentage
Less than 89.5%	0.0%
89.5%	25.0%
100%	100.0%

Based on the pre-established scales set forth above, no cash incentive award would have been paid to our NEOs at the segment level unless our actual performance for fiscal 2016 was at or above 93.26% of our overall Adjusted EBITDA target or (1) in the case of Mr. Flitman, actual performance by our Performance Foodservice segment was at or above 85.4% of the target Adjusted EBITDA for our Performance Foodservice segment and (2) in the case of Mr. Hagerty, actual performance was at or above 89.5% of the target Adjusted EBITDA for our Vistar segment. For performance percentages between the levels set forth above, the resulting payout percentage would be adjusted on a linear basis. Under the payout scale for our Performance Foodservice segment, an increase of $614,600 of the segment’s target Adjusted EBITDA would have resulted in a 1% increase in the payout percentage. Under the payout scale for our Vistar segment, an increase of $166,000 of the segment’s target Adjusted EBITDA would have resulted in a 1% increase in the payout percentage. The maximum bonus potential for Mr. Hagerty was capped at 108.3% of his target bonus amounts. An incentive payment may be adjusted downward for documented performance-related reasons. For fiscal 2016, the Adjusted EBITDA performance targets for our Performance Foodservice and Vistar segments were $315.1 million and $118.6 million, respectively.

In addition, Mr. Flitman’s payout percentage would be increased as follows:

•	one percentage increase for each percentage increase above a minimum threshold percentage growth rate of our sales to Street customers by volume and our sales of Performance Brands by volume; and

•	two percentage points increase for each percentage point increase when sales to Street customers by volume and sales of Performance Brands by volume exceeded the minimum threshold percentage growth rates by more than 10%.

We set the performance thresholds for growth rates of our sales to Street customers by volume and sales of Performance Brands by volume at what we believe are challenging levels and in the three most recent fiscal years, the only three fiscal years in which this potential payout threshold increase was made available, the Performance Foodservice segment has met the minimum threshold levels but has not exceeded them by 10%. Since Mr. Flitman’s annual cash bonus may be increased for each percentage point increase above the minimum threshold percentage growth rates of (1) our sales to Street customers by volume and (2) sales of Performance Brands by volume, his potential annual cash bonus is uncapped.

For fiscal 2016, the actual Adjusted EBITDA achieved for our Performance Foodservice segment resulted in an achievement factor of 89.0% . In addition, the Performance Foodservice achievement factor was increased by 7.0% for achievement of performance thresholds for growth rates of our sales to Street customers by volume and sales of Performance Brands by volume, resulting in an overall Performance Foodservice segment achievement factor of 96.0% and a weighted achievement factor of 97.875% when combined with the overall Adjusted EBITDA payout percentage of 103.5% . For fiscal 2016, the actual Adjusted EBITDA achieved for our Vistar segment resulted in an achievement factor of 82.0% and a weighted achievement factor of 87.375% when combined with the overall Adjusted EBITDA payout percentage of 103.5% . The following table illustrates the calculation of the annual cash incentive awards payable to Messrs. Flitman and Hagerty under the fiscal 2016 MIP in light of these performance results.

		Target	Target	Segment	Overall	Weighted	Actual
	2016 Base	Bonus	Bonus	Payout	Payout	Achievement	Bonus
Name	Salary	%	Amount	Percentage	Percentage	Factor	Paid
David Flitman	$700,000	100%	$700,000	96.0%	103.5%	97.875%	$685,125
Patrick T. Hagerty	$380,000	100%	$380,000	82.0%	103.5%	87.375%	$332,025

Sign-on Bonuses

From time to time, the Committee may award sign-on bonuses in connection with the commencement of an NEO’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled officers to the Company. Generally they are used to provide an incentive to candidates to leave their current employers or may be used to offset the loss of unvested compensation that they may forfeit as a result of leaving their current employers. Sign-on bonuses are typically subject to a clawback obligation if the officer voluntarily terminates his employment with us within twelve months of the employment commencement date.

Pursuant to the terms of his offer letter, in February 2015, Mr. Flitman received a lump-sum sign-on bonus of $600,000, which bonus was subject to forfeiture if his employment was terminated by the Company for “cause”, voluntarily by Mr. Flitman other than for “good reason” or due to “disability” (as such terms are defined in the Company’s Senior Management Severance Plan, as modified by Mr. Flitman’s offer letter) before January 19, 2016. In addition to this sign-on bonus, Mr. Flitman also received a restricted cash award of $1,500,000 in consideration for amounts he would have otherwise been entitled to receive from his former employer. This restricted cash award vests in three equal installments on the first three anniversaries of his commencement of employment, subject to his continued employment through the applicable vesting date, and, if vested, is payable on the fourth anniversary of Mr. Flitman’s commencement of employment. Additional information regarding this restricted cash award is described under “Potential Payments Upon Termination or Change in Control” below.

Pursuant to the terms of his offer letter, Mr. Hope received a sign-on bonus of $400,000, payable in two equal installments, the first of which was paid in August 2014 and the second of which was paid in July 2015. If Mr. Hope’s employment was terminated voluntarily or involuntarily with cause before July 14, 2016, Mr. Hope would have been required to repay us the second installment of his sign-on bonus.

Long-Term Equity Incentive Awards

We believe that the NEOs’ long-term compensation should be directly linked to the value we deliver to our stockholders. Equity awards to the NEOs are designed to provide long-term incentive opportunities over a period of several years. Prior to our IPO, stock options were our preferred equity award because the options will not have any value unless the underlying shares of common stock appreciate in value following the grant date. Accordingly, awarding stock options causes more compensation to be “at risk” and further aligns our executive compensation with our long-term profitability and the creation of shareholder value. Our 2007 Amended and Restated Management Option Plan (the “2007 Stock Option Plan”) does not permit us to grant any type of equity-based award other than nonqualified stock options. See “Narrative Disclosure to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Description of Outstanding Equity-Based Awards” and “—Amendments to 2007 Stock Option Plan” below for a description of the material terms of the options that we have granted to our NEOs pursuant to the 2007 Stock Option Plan.

Another key component of our long-term equity incentive program prior to our IPO was that NEOs and other eligible employees were provided with the opportunity to invest in our common stock on the same general terms as our then existing owners. We considered this investment opportunity an important part of our equity program because it encouraged stock ownership and aligned the NEOs’ financial interests with those of our stockholders.

After reviewing peer group market data provided by FW Cook, the Committee determined to commence a new long-term equity incentive program in fiscal 2017 with annual grants under our 2015 Omnibus Incentive Plan that provide a mix of performance shares, time-based stock options and time-based restricted stock with 33%, 33% and 33% value-based weightings. This new long-term equity incentive program is informed by the peer group and broader public company practice and is consistent with our compensation objective of providing a long-term equity incentive opportunity that aligns compensation with the creation of stockholder value and achievement of business goals. The IPO Grants described below under “Narrative Disclosure to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Description of Outstanding Equity-Based Awards” and “—IPO Grants” were structured the same way as we expect grants under the new long-term equity incentive plan to be structured. In addition, FW Cook recommended, and the Committee approved, target long-term equity incentive award guidelines based on a percentage of base salary for each of the NEOs as follows: Mr. Holm, 350% of base salary; Messrs. Flitman and Hope, 150% of base salary; and Messrs. Evans and Hagerty, 130% of base salary. Actual long-term equity incentive-awards may differ from the target percentages based upon discretionary performance factors as determined by the Committee.

Amendments to 2007 Stock Option Plan

In July 2015, our board of directors approved amendments to the 2007 Stock Option Plan to modify the vesting terms of all of the time and performance-vesting options granted pursuant to the 2007 Stock Option Plan. These time and performance-vesting options will continue to vest based on a combination of time and performance vesting conditions. The time-based vesting condition did not change and will continue to be satisfied with respect to 20% of the shares underlying these options annually, based on the participant’s continued employment with the Company. The performance-based vesting condition will now be satisfied on the first to occur of any of the following events (prior to the amendments, the time and performance-vesting options only “performance vested” in the event that the criteria in the third and fourth bullets below were satisfied):

•	the individual remains employed by the Company through March 12, 2019 (or the fourth anniversary of the grant date, if later), unless, prior to such date, both (1) Blackstone and Wellspring have disposed of all of their equity securities in the Company and (2) the performance criteria set forth below are not satisfied; or

•	the individual remains employed by the Company on the date that both (1) all “sponsor inflows” and “sponsor outflows” result in an internal rate of return of at least 12% and (2) all “sponsor inflows” equal or exceed 200% (for one half of the options) or 250% (for the other half of the options) of the “sponsor outflows” (with “sponsor inflows” defined to include cash payments received by Blackstone and Wellspring (excluding management and transaction fees and expense reimbursements) for our equity securities (including securities that are convertible into equity securities) from August 24, 2007 until the relevant measurement date and “sponsor outflows” defined to include Blackstone and Wellspring’s cash payments for equity securities (including securities that are convertible into equity securities) from August 24, 2007 until the relevant measurement date); or

•	upon a change in control if, as of the relevant measurement date, both (1) all “sponsor inflows” and “sponsor outflows” result in an internal rate of return of at least 17.5% (for one half of the options) or 22.5% (for the other half of the options) and (2) all “sponsor inflows” equal or exceed 200% (for one half of the options) or 250% (for the other half of the options) of the “sponsor outflows” (with “sponsor inflows” in this case defined to treat any shares that have not yet been sold as “cash” in an amount equal to the value for such shares implied by such change in control); or

•	if, as of the 90th consecutive trading day following the IPO, both (1) all “sponsor inflows” and “sponsor outflows” result in an internal rate of return of at least 17.5% (for one half of the options) or 22.5% (for the other half of the options) and (2) all “sponsor inflows” equal or exceed 200% (for one half of the options) or 250% (for the other half of the options) of the “sponsor outflows” (with “sponsor inflows” in this case defined to treat any shares that have not yet been sold as “cash” in an amount equal to the weighted average (by dollar volume) of the closing trading price for each of the 90 trading days). Because this performance criterion was not satisfied within the 90 consecutive trading days following the IPO, the performance-vesting options will not vest under this criterion.

The Early Exercise Offer

As part of the amendments to the 2007 Stock Option Plan, we further evaluated our outstanding options as part of a review of our executive compensation and employee benefit arrangements on behalf of and under the supervision of our Board of Directors, and in light of the fact that certain grants of options had performance targets that may not have been met before the expiration of such options. In July 2015, we determined to allow eligible individuals holding unvested time and performance-vesting options, including all of the NEOs (other than Mr. Flitman, who has no outstanding option awards), the right to exercise such options into restricted shares of our common stock and receive a new grant of time and performance-vesting options to purchase shares of our common stock (collectively, the “Early Exercise”). We believed that the Early Exercise was better suited to meeting our objectives of promoting long-term profitability, would foster retention of our valuable employees and better aligned the interests of our employees and stockholders to maximize stockholder value.

Therefore, in August 2015, we provided an opportunity to all eligible option holders, including all of the NEOs (other than Mr. Flitman who has no outstanding options), to exercise their unvested time and performance-vesting options into restricted shares of our common stock (pursuant to the terms of the 2007 Stock Option Plan) and to receive a grant of new time and performance-vesting options, each with the new vesting terms described above. Eligible option holders who elected to participate in the Early Exercise received the same number of total restricted shares and new options as the number of shares of our common stock previously underlying the eligible options. The number of restricted shares of our common stock issued and new time and performance-vesting options granted were based on the fair market value of our common stock at the time of issuance and grant. In addition, each new option has an exercise price equal to the fair market value of a share of our common stock on the date of grant. All of the NEOs (other than Mr. Flitman, who has no outstanding options) elected to participate in the Early Exercise. Pursuant to the Early Exercise, approximately 3.73 million options were replaced with approximately 2.27 million shares of restricted stock and approximately 1.46 million new options for the individuals who elected to participate in the Early Exercise, including the NEOs who elected to participate. Pursuant to the early exercise, we issued 562,922 shares of restricted stock to Mr. Holm, 52,678 shares of restricted stock to Mr. Evans, 93,908 shares of restricted stock to Mr. Hagerty, and 5,710 shares of restricted stock to Mr. Hope. The incremental fair value associated with the Early Exercise is reflected in the “Option Awards” column of the Summary Compensation Table and the “Grant Date Fair Value of Stock and Option Awards” column of the Fiscal 2016 Grants of Plan-Based Awards table.

Restricted Stock Unit Awards—Mr. Flitman

In connection with his commencement of employment, and pursuant to the terms of his offer letter, Mr. Flitman was entitled to receive two equity awards, one buyout award in an amount of 89,483 restricted stock units (“RSUs”) (plus any dividend equivalent units to which Mr. Flitman is entitled in connection with these RSUs) in consideration for amounts he would have otherwise been entitled to receive from his former employer (the “Buyout RSUs”) and another grant in an amount of 178,967 RSUs (plus any dividend equivalent units to which Mr. Flitman is entitled in connection with these RSUs) as part his fiscal 2015 compensation package (the “Equity Award”). Each of these awards was granted in July 2015 under our 2015 Omnibus Incentive Plan. Mr. Flitman’s initial grant of RSUs pursuant to his Equity Award is designed to provide sufficient long-term incentive such that the Company does not expect to grant Mr. Flitman another equity award until after the third anniversary of his start date, at which time Mr. Flitman will be eligible for annual long-term incentive grants as and when such awards are granted to other senior executives.

The Buyout RSUs vest in three substantially equal installments on each of the first three anniversaries of his start date, subject to Mr. Flitman’s continued employment through each vesting date, and, if vested, will be settled on the fourth anniversary of his start date. In addition, if Mr. Flitman’s employment is terminated by the Company without cause, by him for good reason or due to death or disability, the unvested portion of his Buyout RSUs scheduled to vest on the next anniversary of his start date will vest on a pro rata basis; provided, that if such termination had occurred prior to the first anniversary of his start date he would have become vested in 100% of the first installment of the restricted cash award and the Buyout RSUs.

The Equity Award will vest and be settled on the fourth anniversary of Mr. Flitman’s start date, subject to his continued employment through such date, provided that the Equity Award will vest and be settled earlier as follows: (1) 50% of the Equity Award will vest and be settled if and when The Blackstone Group L.P. and its affiliated investment funds receive cash proceeds in respect of its direct or indirect equity investment in us that represents at least (a) 2.0 times its aggregate investment in the Company’s equity securities and (b) a 12% annual internal rate of return; and (2) 50% of the Equity Award will vest and be settled if and when Blackstone and its affiliated investment funds receive cash proceeds in respect of its direct or indirect equity investment in us that represents at least (x) 2.5 times its aggregate investment in the Company’s equity securities and (y) a 12% annual internal rate of return. See “Potential Payments Upon Termination or Change in Control” below for a description of the potential vesting of Mr. Flitman’s Equity Award that may occur in connection with certain terminations of employment.

IPO Grants

At the time of the IPO, based on the evaluation performed by FW Cook described above, we also made initial long-term equity incentive grants (the “IPO Grants”) under the 2015 Omnibus Incentive to certain officers and employees, including the NEOs (other than Mr. Flitman), which are structured the same way and with the same total target grant values as the annual grants we expected to commence in fiscal 2017 under the new long-term equity incentive program described above. As discussed above, Mr. Flitman’s initial grant of RSUs pursuant to his Equity Award is designed to provide sufficient long-term incentive such that the Company does not expect to grant Mr. Flitman another equity award until after the third anniversary of his start date, at which time Mr. Flitman will be eligible for annual long-term incentive grants as and when such awards are granted to other senior executives.

The following table sets forth the amounts of the IPO Grants for each of our NEOs (other than Mr. Flitman), which amounts were translated into a number of performance shares, restricted stock, and stock options by dividing the dollar amount by $19.00, which was the public offering price per share in the IPO. The amounts shown for each NEO in respect of the performance shares assume performance at the target level.

Name	Performance Shares	Restricted Stock	Stock Options
George L. Holm	$1,166,657	$1,166,657	$1,166,657
Robert D. Evans	$199,329	$199,329	$199,329
Patrick T. Hagerty	$164,654	$164,654	$164,654
James Hope	$249,983	$249,983	$249,983

Subject to the recipient’s continued service with the Company through each applicable vesting date, one fourth of the shares subject to stock options and one fourth of the time-based restricted stock will vest on each anniversary of the date of grant. The performance shares will vest on the date the Committee certifies the Company’s performance, subject to the recipient’s continued service to the Company through the end of the performance period (which began on June 30, 2015 and ends on September 30, 2018), if the applicable performance goals, which are based on return on invested capital and relative total shareholder return, are attained. See “Narrative Disclosure to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Description of Outstanding Equity-Based Awards” for a more detailed description of the material terms of these awards and a description of the potential vesting of the IPO Awards that may occur in connection with certain terminations of employment.

Benefits and Perquisites

We provide to all our employees, including our NEOs, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	a 401(k) savings plan (the “401(k) plan”);

•	medical, dental, vision, life, and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and

•	employee assistance program benefits.

We maintain the 401(k) plan, a qualified contributory retirement plan, that is intended to qualify as a profit sharing plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Eligible employees, including our NEOs, may contribute up to 50% of their eligible compensation, subject to statutory limits imposed by the Code. We are also permitted to make profit sharing contributions and matching contributions, and currently provide for matching contributions equal to 100% of employee contributions up to 3.5% of eligible compensation. Our contributions to the plan are determined annually by the Board of Directors of the Company, subject to certain minimum requirements specified in the plan. All matching contributions by us become vested on the four-year anniversary of the participant’s hire date. As of January 1, 2009, the 401(k) plan merged with the Self-Directed Tax Advantaged Retirement (STAR) Plan of PFGC, Inc. Employees employed on or before December 31, 2008 are also eligible for an annual contribution based on the employee’s salary and years of service (a “STAR Contribution”). Messrs. Holm and Hagerty are eligible to receive the additional STAR Contributions.

In addition, at no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at one times annual salary to a maximum of $1 million combined benefit.

We also provide our executive officers with limited perquisites and personal benefits that are not generally available to all employees, such as an annual auto allowance, eligibility to participate in our executive health programs, reimbursement of relocation expenses and temporary housing allowances. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. The benefits and perquisites not generally available to all employees provided to our NEOs in fiscal 2016 are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules.

Severance and Other Benefits

We believe that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive market for executive talent, we believe severance payments and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Consistent with our objective of using severance payments and benefits to attract and retain executives, our Senior Management Severance Plan (the “Severance Plan”) provides our executives with severance benefits that we believe will permit us to attract and/or continue to employ high caliber talent.

Each of our NEOs, other than Mr. Holm, whose employment agreement contains separate severance terms, and Mr. Evans, whose retirement terms are contained in his transition agreement, is eligible for the Severance Plan benefits under the terms of the Severance Plan, as modified by Mr. Flitman’s offer letter and the severance letter agreements we have entered into with Messrs. Hagerty and Hope (the “Severance Letter Agreements”). Mr. Holm is eligible for severance benefits under the terms of his employment agreement. See “Potential Payments Upon Termination or Change in Control” for descriptions of these arrangements.

Section 162(m) of the Internal Revenue Code

We expect to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following our IPO. This transition period may extend until the first annual stockholders meeting that occurs after the end of the third calendar year following the calendar year in which our IPO occurred, unless the transition period is terminated earlier under the Section 162(m) of the Code post-offering transition rules. At such time as we are subject to the deduction limitations of Section 162(m) of the Code, we expect that the Committee will take the deductibility limitations of Section 162(m) of the Code into account in its compensation decisions; however, the Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) of the Code when it believes that such payments are appropriate to attract or retain talent.

Compensation Actions Taken in Fiscal 2017

Fiscal 2017 Long-Term Equity Incentive Awards

On August 9, 2016, in connection with our annual compensation review, the Compensation Committee approved annual long-term equity award grants to our executive officers. We granted each of Messrs. Holm, Hope and Hagerty awards under our 2015 Omnibus Incentive Plan of performance shares, time-based stock options and time-based restricted stock with 33%, 33% and 33% value-based weightings. Based on a review of equity-based compensation at the same peer group companies described above under “—Compensation Determination Process,” in addition to amounts they would have received pursuant to the target long-term equity incentive award guidelines based on a percentage of base salary (Mr. Holm, 350% of base salary; Mr. Hope, 150% of base salary; and Mr. Hagerty, 130% of base salary) described above under “—Long-Term Equity Incentive Awards,” FW Cook recommended, and the Committee approved, awards of additional amounts of restricted stock and options.

The following table sets forth the total grant value of these long-term equity incentive grants for each of Messrs. Holm, Hope and Hagerty, which were translated into a number of performance shares, stock options, and restricted stock by taking such dollar amount and dividing it by the per share “fair value” that will be used for reporting the compensation expense associated with the grant under applicable accounting guidance, which “fair value” was based in part on the per share closing price of our common stock on the NYSE on the date of grant.

	Total Grant	Performance	Restricted
Name	Value	Shares	Stock	Stock Options
George L. Holm	$4,870,256	$1,166,667	$1,914,929	$1,788,660
Patrick T. Hagerty	$687,411	$164,667	$270,283	$252,461
James Hope	$1,043,637	$250,000	$410,348	$383,289

Subject to the recipient’s continued service with the Company through each applicable vesting date, one fourth of the shares subject to stock options and one fourth of the time-based restricted stock will vest on each anniversary of the date of grant. The performance shares will vest on the date the Committee certifies the Company’s performance, subject to the recipient’s continued service to the Company through the end of the performance period (which began on July 3, 2016 and ends on June 29, 2019), if the applicable performance goals, which are based on return on invested capital and relative total shareholder return, are attained. See “Narrative Disclosure to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Description of Outstanding Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan” for a more detailed description of the performance metrics for the performance shares, which are the same as those for the performance shares granted in fiscal 2016.

Letter Agreement with Mr. Ondrof

In connection with his appointment as Executive Vice President and Chief Financial Officer, we entered into a letter agreement with Mr. Ondrof, dated August 19, 2016 (the “Ondrof Letter Agreement”). Pursuant to the Ondrof Letter Agreement, Mr. Ondrof will serve as Executive Vice President and Chief Financial Officer of Performance Food Group Company beginning on or before October 3, 2016. The Ondrof Letter Agreement provides for an initial base salary of $625,000 and eligibility to receive an annual cash bonus in fiscal 2017 with a maximum amount equal to 133% of Mr. Ondrof’s base salary, based on the achievement of performance targets. Mr. Ondrof’s annual cash bonus for fiscal 2017 will be prorated for his partial year of service and, after giving effect to any proration, will be no less than 75% of his annualized base salary. Mr. Ondrof is also eligible to receive an annual equity award with a target value equal to 150% of his base salary, granted pursuant to our new long-term equity incentive program. The target value of Mr. Ondrof’s fiscal 2017 annual equity award will be prorated for his partial year of service. Mr. Ondrof’s equity award is expected to be subject to the same vesting criteria as applicable to annual equity awards granted to our other NEOs.

Mr. Ondrof is eligible to participate in all employee health and welfare plans offered by the Company commensurate with his position, as well as the Company’s 401(k) plan. Mr. Ondrof is also eligible for reimbursement of relocation expenses in accordance with our general relocation policy, and an automobile allowance equal to $2,700 per month.

The Ondrof Letter Agreement contains restrictive covenants, including an indefinite covenant not to disclose confidential information, not to disparage the Company, and during Mr. Ondrof’s employment and for the one year period following the termination of his employment, covenants related to non-competition and non-solicitation of the Company’s employees, customers or suppliers.

The Ondrof Letter Agreement also provides that Mr. Ondrof is eligible to participate in the Severance Plan.

Tabular Executive Compensation Disclosure

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)
George L. Holm	2016	1,038,462	—	2,284,191	6,231,181	1,035,000	89,282	10,678,116
President and Chief Executive	2015	1,000,000	—	—	—	682,500	31,800	1,714,300
Officer	2014	976,058	—	—	—	409,160	33,037	1,418,255
Robert D. Evans	2016	472,577	—	455,185	666,143	476,100	32,926	2,102,931
Senior Vice President and	2015	436,962	—	—	—	300,983	27,467	765,412
Chief Financial Officer	2014	418,077	—	—	—	171,847	27,697	617,621
David Flitman	2016	726,923	500,000	5,100,550	—	685,125	26,667	7,039,265
Executive Vice President of the Company and President and Chief Executive Officer, Performance Foodservice	2015	296,154	600,000	—	—	—	43,194	939,348
Patrick T. Hagerty	2016	381,356	—	322,375	966,855	332,025	46,605	2,049,216
Senior Vice President of	2015	327,721	—	—	—	304,497	40,376	672,594
the Company and President and Chief Executive Officer, Vistar	2014	312,115	—	—	—	268,459	40,383	620,957
James Hope	2016	465,385	200,000	489,440	324,977	517,500	36,084	2,033,386
Executive Vice President, Operations	2015	282,692	200,000	—	103,500	195,214	66,000	847,406

(1)	As a result of the review of our executive compensation program that we undertook in connection with our IPO, described under “Compensation Discussion and Analysis—Compensation Determination Process” above, we determined to increase the base salaries for Messrs. Evans, Hagerty and Hope, effective upon the completion of our IPO on October 6, 2015, as follows: Mr. Evans, from $441,000 to $460,000; Mr. Hagerty, from $330,750 to $380,000; and Mr. Hope, from $300,000 to $500,000.
(2)	Amounts shown in this column for fiscal 2016 represent: for Mr. Hope, the second installment of his sign-on bonus, which was paid in fiscal 2016 pursuant to Mr. Hope’s offer letter; and for Mr. Flitman, the portion of the restricted cash award earned in 2016 pursuant to Mr. Flitman’s offer letter. Mr. Hope’s sign-on bonus was subject to a clawback obligation that expired on July 14, 2016 and, together with Mr. Flitman’s restricted cash award, is described in further detail under “Compensation Discussion and Analysis— Executive Compensation Program Elements—Cash Bonus Opportunities—Sign-on Bonuses” above.
(3)	Amounts shown in this column include (i) for our NEOs other than Mr. Flitman, the grant date fair value, calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and using the assumptions discussed in Note 18, “Stock-based Compensation,” of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended July 2, 2016 (the “2016 10-K”), of the performance shares and restricted stock received in the IPO Grants, as described under “Compensation Discussion and Analysis—Long-Term Equity Awards—IPO Awards;” and (ii) for Mr. Flitman, the grant date fair value, calculated in accordance with FASB ASC Topic 718 and using the assumptions discussed in Note 18, “Stock-based Compensation,” of the audited financial statements in the 2016 10-K, of the RSU Awards, as described under “Compensation Discussion and Analysis—Long-Term Equity Awards—Restricted Stock Unit Awards—Mr. Flitman.” With respect to the performance shares in the IPO Grants, 50% vest according to ROIC and 50% vest according to Relative TSR. The grant date fair value of the shares that vest according to ROIC was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the ROIC awards would be: Mr. Holm—$874,979; Mr. Evans—$196,030; Mr. Hagerty—$123,491 and Mr. Hope—$187,473. As the shares that vest according to Relative TSR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.
(4)	Amounts shown in this column for fiscal 2016 include (i) the incremental fair value, calculated in accordance with FASB ASC Topic 718 and using the assumptions discussed in Note 18, “Stock-based Compensation,” of the audited consolidated financial statements in the 2016 10-K, associated with the modification of the time and performance-vesting options exercised by our NEOs for shares of time and performance-vesting restricted stock and a new option grant in the Early Exercise, as described under “Compensation Discussion and Analysis—Long-Term Equity Awards—The Early Exercise Offer;” and (ii) the grant date fair value, calculated in accordance with FASB ASC Topic 718 and using the assumptions discussed in Note 18, “Stock-based Compensation,” of the audited financial statements in the 2016 10-K, of the options received in the IPO Grants, as described under “Compensation Discussion and Analysis—Long-Term Equity Awards—IPO Awards.”
(5)	Amounts shown in this column reflect amounts earned under our MIP.
(6)	Amounts reported under All Other Compensation for fiscal 2016 include contributions to our 401(k) plan on behalf of our NEOs, including annual STAR Contributions under our 401(k) plan, as follows: Mr. Holm, annual STAR Contribution of $10,600; Mr. Evans, matching contribution of $9,607; Mr. Flitman, matching contribution of $7,096; Mr. Hagerty, matching contribution of $10,137 and annual STAR Contribution of $13,250; and Mr. Hope, matching contribution of $12,775. Amounts reported for each NEO also include annual auto allowances (except as to Mr. Flitman who receives no auto allowance), fees for participation in our executive health programs, as well as amounts with respect to the payment of life insurance premiums as follows: $1,140 for Mr. Holm, $519 for Mr. Evans, $798 for Mr. Flitman, $418 for Mr. Hagerty, and $509 for Mr. Hope. The amount reported for Mr. Holm includes reimbursement of fees for personal financial planning services in the amount of $31,750 and a tax gross-up of $19,792 relating to such reimbursement. The amount reported for Mr. Flitman also includes relocation benefits of $15,473.

Fiscal 2016 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to our NEOs during the fiscal year ended July 2, 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other	All Other		Grant Date Fair
	Grant		Threshold	Target	Maximum	Threshold		Target		Maximum		Stock Awards: Number of Shares of Stock or Units	Option Awards: Number of Securities Underlying Option	Exercise or Base Price of Option Awards	Value of Stock and Option Awards
Name	Date	Award Type	($)	($)	($)	(#)		(#)		(#)		(3) (#)	(4) (#)	($/Sh)	(7) ($)
George L. Holm
		2016 MIP	250,000	1,000,000	1,330,000
	9/30/2015	IPO Performance Shares				7,675	(2)	61,403	(2)	92,104	(2)				1,117,535
	9/30/2015	IPO Restricted Stock										61,403			1,166,657
	9/30/2015	IPO Options											61,403	19.00	462,365
	9/30/2015	Early Exercise Award – Restricted Stock				281,461	(5)	562,922	(5)	562,922	(5)				4,706,028
	9/30/2015	Early Exercise Award – Options				128,759	(6)	257,518	(6)	257,518	(6)			19.00	1,062,262
Robert D. Evans
		2016 MIP	115,000	460,000	611,800
	9/30/2015	IPO Performance Shares				1,311	(2)	10,491	(2)	15,736	(2)				255,857
	9/30/2015	IPO Restricted Stock										10,491			199,329
	9/30/2015	IPO Options											10,491	19.00	78,997
	9/30/2015	Early Exercise Award – Restricted Stock				26,339	(5)	52,678	(5)	52,678	(5)				439,861
	9/30/2015	Early Exercise Award – Options				17,831	(6)	35,662	(6)	35,662	(6)			19.00	147,284
David Flitman
		2016 MIP	175,000	700,000
	7/30/2015	Buyout RSUs										89,483			1,700,177
	7/30/2015	Equity Award RSUs										178,967			3,400,373
Patrick T. Hagerty
		2016 MIP	95,000	380,000	411,540
	9/30/2015	IPO Performance Shares				1,083	(2)	8,666	(2)	12,999	(2)				157,721
	9/30/2015	IPO Restricted Stock										8,666			164,654
	9/30/2015	IPO Options											8,666	19.00	65,255
	9/30/2015	Early Exercise Award – Restricted Stock				46,954	(5)	93,908	(5)	93,908	(5)				785,071
	9/30/2015	Early Exercise Award – Options				14,134	(6)	28,268	(6)	28,268	(6)			19.00	116,066
James Hope
		2016 MIP	125,000	500,000	665,000
	9/30/2015	IPO Performance Shares				1,644	(2)	13,157	(2)	19,735	(2)				239,457
	9/30/2015	IPO Restricted Stock										13,157			249,983
	9/30/2015	IPO Options											13,157	19.00	99,072
	9/30/2015	Early Exercise Award – Restricted Stock				2,855	(5)	5,710	(5)	5,710	(5)				47,907
	9/30/2015	Early Exercise Award – Options				21,394	(6)	42,788	(6)	42,788	(6)			19.00	177,998

(1)	Amounts represent awards payable under our MIP. See “Compensation Discussion and Analysis—Executive Compensation Program Elements—Cash Bonus Opportunities—Annual Cash Bonus Opportunity” above for a description of our MIP. Because Mr. Flitman’s annual cash bonus may be increased for each percentage point increase above the minimum threshold percentage growth rates of (1) our sales to Street customers by volume and (2) sales of Performance Brands by volume, his potential annual cash bonus under our MIP is uncapped. Actual amounts paid under our fiscal 2016 MIP are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Reflects the number of shares that will vest for the applicable level of performance under the performance share portion of the IPO Grants made pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Awards—IPO Grants” above and “—Description of Equity-Based Awards” below.
(3)	Reflects, for the NEOs other than Mr. Flitman, the time-based restricted stock portion of the IPO Grants made pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Awards—IPO Grants” above and “—Description of Equity-Based Awards” below. Reflects, for Mr. Flitman, 89,483 Buyout RSUs and 178,967 Equity Award RSUs granted pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Awards— Restricted Stock Unit Awards—Mr. Flitman” above and “—Description of Equity-Based Awards” below.

(4)	Reflects the stock option portion of the IPO Grants made pursuant to the 2015 Omnibus Incentive Plan, the terms of which are summarized under “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Awards—IPO Grants” above and “—Description of Equity-Based Awards” below.
(5)	Reflects the time and performance-vesting shares of restricted stock received pursuant to the 2007 Stock Option Plan in connection with the Early Exercise, the terms of which are summarized under “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Awards—Early Exercise” above and “—Description of Equity-Based Awards” below.
(6)	Reflects time and performance-vesting option grants made pursuant to the 2007 Stock Option Plan in connection with the Early Exercise, the terms of which are summarized under “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Awards—Early Exercise” above and “—Description of Equity-Based Awards” below.
(7)	Represents, as applicable, (i) the grant date fair value of, (A) for our NEOs other than Mr. Flitman, the Performance Share portion, the time-based Restricted Stock portion and the Stock Option portion of the IPO Grants, as applicable, and, (B) for Mr. Flitman, the Buyout RSUs and Equity Award RSUs, as applicable, (ii) the incremental fair value of the time and performance-vesting shares of restricted stock received and the time and performance-vesting option grants made pursuant to the 2007 Stock Option Plan in connection with the Early Exercise, and (iii) for Mr. Evans, the incremental fair value in connection with the modification of Mr. Evans’s Performance Shares pursuant to the Transition Agreement (as defined below under “Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Summary of Transition Agreement of Mr. Evans”).

Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards

This section describes the employment agreement in effect for Mr. Holm during fiscal 2016 and the offer letter we entered into with Mr. Flitman in fiscal 2015, as well as the transition agreement entered into with Mr. Evans in connection with his retirement. In addition, the terms with respect to equity grants are described below for our NEOs in the section entitled “Description of Equity-Based Awards.” Severance agreements and arrangements are described below in the section entitled “Potential Payments upon Termination or Change in Control.”

Summary of Employment Agreement of Mr. Holm

Mr. Holm’s employment agreement, dated as of September 6, 2002, as amended effective January 2003, provides that he serves as President and Chief Executive Officer, for an initial term of three years that automatically extends for successive automatic one-year periods, unless we or Mr. Holm elect not to extend the term by providing 30 days’ advance notice.

Mr. Holm’s employment agreement establishes: (1) an initial base salary, subject to discretionary annual increases; (2) eligibility to receive an annual bonus, with a target amount equal to 100% of his base salary if performance targets set by the Committee are achieved, which he may elect to receive as shares of our common stock; and (3) a requirement that he purchase $2 million of our common stock. Mr. Holm is also entitled to participate in all employee benefit and fringe plans made available to our employees generally.

Mr. Holm’s employment agreement also contains restrictive covenants, including an indefinite covenant not to disclose confidential information and not to disparage us, and, during Mr. Holm’s employment and for the one-year period following the termination of his employment, covenants related to non-competition and non-solicitation of our employees, customers, or suppliers.

Mr. Holm’s employment agreement also provides for severance benefits following certain terminations of employment. See “Potential Payments Upon Termination or Change in Control” for a description of these provisions.

Summary of Offer Letter of Mr. Flitman

        Mr. Flitman’s offer letter, dated December 11, 2014, provides that he is to serve as Chief Executive Officer of Performance Foodservice on an at-will basis. Mr. Flitman’s offer letter provides for: (1) an initial base salary of $700,000; (2) eligibility to receive an annual cash bonus starting in fiscal 2016, with a target amount equal to 100% of his base salary, and a maximum equal to 133% of his base salary, the receipt of which is based on the achievement of performance targets; (3) a sign-on bonus of $600,000, which Mr. Flitman would have had to repay in full if his employment was terminated by the Company for cause, voluntarily by Mr. Flitman other than for good reason or due to disability, prior to the first anniversary of his start date; (4) a “Buyout Award” consisting of the restricted cash award described above under “Compensation Discussion and Analysis—Cash Bonus Opportunities—Sign-on Bonuses” and the Buyout RSUs described above under “Compensation Discussion and Analysis—Long-Term Equity Incentive Awards—Restricted Stock Unit Awards—Mr. Flitman”; and (5) the Equity Award described above under “Compensation Discussion and Analysis—Long-Term Equity Incentive Awards—Restricted Stock Unit Awards—Mr. Flitman”. Mr. Flitman’s Buyout Award and Equity Award were granted pursuant to the 2015 Omnibus Incentive Plan, and are subject to the terms and conditions therein. See “Potential Payments Upon Termination or Change in Control” for the vesting conditions applicable to Mr. Flitman’s Buyout Award and Equity Award in the event of a change in control or certain terminations of employment.

Mr. Flitman is eligible to participate in all employee health and wellness plans offered by the Company commensurate with his position, as well as the Company’s 401(k) plan. Mr. Flitman was also eligible for reimbursement of relocation expenses and received reimbursement by the Company of $10,000 in connection with fees incurred to negotiate and prepare the terms of his offer letter.

Mr. Flitman’s offer letter also contains restrictive covenants, including an indefinite covenant not to disclose confidential information, not to disparage us, and during Mr. Flitman’s employment and for the one year period following the termination of his employment, covenants related to non-competition and non-solicitation or our employees, customers, or suppliers.

Mr. Flitman’s offer letter also provides for severance benefits following certain terminations of employment. See “Potential Payments Upon Termination or Change in Control” for a description of these provisions.

Summary of Transition Agreement of Mr. Evans

In connection with his retirement, on May 3, 2016 we entered into a transition agreement with Mr. Evans (the “Transition Agreement”).

Pursuant to the Transition Agreement, Mr. Evans would continue to receive his current base salary and remain eligible to receive an annual bonus until the earlier of (1) September 30, 2016, (2) the date that our Chief Executive Officer determined that transition services are no longer necessary and (3) Mr. Evans’s death or permanent Disability (as defined in the 2015 Omnibus Incentive Plan) (such date, the “Termination Date”). Following the Termination Date and for a period of one year, Mr. Evans will provide consulting services to us, for which we will pay Mr. Evans a consulting fee of $460,000.

Subject to Mr. Evans’ continued compliance with certain restrictive covenants and the execution and non-revocation of a release of claims in favor of the Company, Mr. Evans will be entitled to the following: (1) an amount equal to $525,000, payable over 12 months; (2) an annual bonus for fiscal 2016 (either full or pro-rated depending on whether the Termination Date occurs prior to or after the completion of fiscal year 2016) based on our achievement of performance targets, payable when such annual bonuses are paid to other Company executives; (3) a pro-rated annual bonus for fiscal 2017 based on our achievement of performance targets, payable when such annual bonuses are paid to other Company executives (assuming the Termination Date occurs after the beginning of fiscal 2017); (4) payments for annual fees for participation in our executive health programs for two years from the effective date of his retirement; (5) all unvested options and shares of restricted stock granted pursuant to the 2007 Stock Option Plan will remain outstanding and eligible to vest subject to the achievement of the “performance vesting” conditions described in the 2007 Stock Option Plan; (6) vesting of 25% of the options and time based restricted stock granted pursuant to the 2015 Omnibus Incentive Plan, with the remaining 75% of such awards expiring as of the date of the Transition Agreement; and (7) the target number of performance shares granted pursuant to the 2015 Omnibus Incentive Plan will be reduced by 75% and expire as of the date of the Transition Agreement and up to 25% of the remaining target number of performance shares will remain eligible to vest based on the achievement of performance targets, as determined on June 30, 2018. The incremental fair value in connection with the modification of the terms of the performance shares granted to Mr. Evans pursuant to the 2015 Omnibus Incentive Plan is included in the “Stock Awards” column of the “Summary Compensation Table” above and the “Grant Date Fair Value of Stock and Option Awards” of the “Fiscal 2016 Grants of Plan-Based Awards” table above.

The Transition Agreement contains restrictive covenants, including an indefinite non-disparagement covenant, and requires Mr. Evans’ continued compliance with the restrictive covenants set forth in the 2007 Stock Option Plan.

Description of Outstanding Equity-Based Awards

Options Granted Under the 2007 Stock Option Plan and Restricted Stock Received in Early Exercise

One third of the options granted to each of our NEOs under the 2007 Stock Option Plan were subject solely to time-based vesting criteria and two thirds of the options granted to each of our NEOs are subject to time and performance-vesting criteria. The time-based options are scheduled to vest based on a five-year vesting schedule and, subject to continued employment with us through the applicable vesting dates, 20% of the options subject to time-based vesting will vest and become exercisable on each of the first five anniversaries of either the date of grant or the vesting reference date, as applicable. The time and performance-vesting options, as well as the shares of restricted stock received by our NEOs in the Early Exercise will only be deemed vested when they have both time vested and performance vested, which vesting terms are discussed above in “Executive Compensation Program Elements—Long-Term Equity Incentive Awards—Amendments to 2007 Stock Option Plan.”

Any part of an NEO’s stock option award or restricted stock received in the Early Exercise, as applicable, that is not vested and, in the case of the stock option award, exercisable upon his termination of employment will be immediately cancelled. Any part of an NEO’s stock option award that is vested upon termination of employment will generally remain outstanding and exercisable for 30 days after termination of employment, although this period is extended to 90 days if the termination of employment is due to disability and to 180 days if the termination of employment is due to death, and vested options and restricted stock received in the Early Exercise will immediately terminate if the NEO’s employment is terminated by us for cause. Any vested options that are not exercised within the applicable post-termination exercise window will terminate. See “—Potential Payments Upon Termination or Change in Control” below for a description of the potential vesting of the NEOs’ stock option awards and restricted stock received in the Early Exercise that may occur in connection with a change in control.

Executives receiving awards under the 2007 Stock Option Plan are subject to restrictive covenants, including an indefinite covenant not to disclose confidential information, and, during the executive’s employment and for the one-year period following the termination of his or her employment, covenants related to non-competition and non-solicitation of our employees, customers, or suppliers.

Awards Granted Under the 2015 Omnibus Incentive Plan

Options. One fourth of the stock options granted in fiscal 2016 under the 2015 Omnibus Incentive Plan vest or vested, as applicable, on each of September 30, 2016, September 30, 2017, September 30, 2018 and September 30, 2019.

Time-Vesting Restricted Stock. One fourth of the shares of time-vesting restricted stock granted in fiscal 2016 under the 2015 Omnibus Incentive Plan vest or vested, as applicable, on each of September 30, 2016, September 30, 2017, September 30, 2018 and September 30, 2019.

Performance Shares. The performance period (the “Performance Period”) for the performance shares granted in fiscal 2016 began on September 30, 2015 and ends on June 30, 2018. The performance shares granted in fiscal 2016 will vest on the date the Committee certifies the achievement of the applicable performance targets, subject to the recipient’s continued service with the Company through the end of the Performance Period, based on the extent to which the applicable performance goals, which are based on return on invested capital (as defined below, “ROIC”) and relative total shareholder return (as defined below, “Relative TSR”), are attained. The Committee determined that the number of shares that vest under these grants will be based on performance weighted 50% on ROIC and 50% on Relative TSR, in each case over the Performance Period. The Committee believes that the performance goals described below for the performance shares are reasonably attainable, yet provide an appropriate incentive to maximize our performance and shareholder value. The Committee believes that achievement of maximum performance against the goals would require exceptional corporate performance over the performance period.

ROIC. 50% of the performance shares will vest at the end of the performance period based upon the achievement of ROIC (calculated as provided in the Restricted Stock Agreement applicable to performance-based vesting awards) targets by the Company during the performance period. Accordingly, the total number of shares of restricted stock that will vest based on the achievement of ROIC performance levels is equal to the product of (i) 50% multiplied by (ii) the recipient’s target number of performance shares multiplied by (iii) the ROIC payout percentage, which can range from 0% to 150%.

Relative TSR. 50% of the performance shares will vest based upon the achievement of Relative TSR targets by the Company over the Performance Period. The Company’s total shareholder return is calculated as (i) (A) the average closing price of a share of common stock of the Company over the ten trading day period ending on (and including) the last date of the Performance Period (assuming dividends are reinvested) minus (B) the price of a share of our common stock at the beginning of the Performance Period (which was $19.00) (the “Beginning Share Price”) divided by (ii) the Beginning Share Price. Relative TSR is expressed as a relative percentile ranking of the Company among the total shareholder return of companies in the S&P MidCap 400 Index over the Performance Period. The total number of shares of restricted stock that will vest based on the achievement of Relative TSR performance levels is equal to the product of (i) 50% multiplied by (ii) the recipient’s target number of performance shares multiplied by (iii) the Relative TSR payout percentage, which can range from 0% to 150%.

Treatment of Awards in Connection with a Change in Control or Qualifying Termination. Immediately prior to a “change in control,” any outstanding and unvested stock options and time-based restricted stock will become fully vested to the extent the acquiring or successor entity does not assume, continue or substitute for the stock options and time-based restricted stock. If the recipient’s employment is terminated by us without cause or the recipient resigns with good reason within 18 months following a “change in control,” any outstanding and unvested stock options and time-based restricted stock will become fully vested (to the extent the acquiring or successor entity assumes, continues or substitutes for the stock options and time-based restricted stock). On a “change in control,” any outstanding and unvested performance shares will be converted to time-based restricted stock that will vest on June 30, 2018 in the case of the IPO Grants, or in the case of future grants, the third anniversary of the date of grant (“Converted Awards”). Such conversion will be based on the target award opportunity if the “change in control” occurs prior to the 18-month anniversary of the start of the performance period or after the 18-month anniversary of the start of the performance period if the actual performance is not measurable on the date of the “change in control”; otherwise, the conversion will be based on the actual performance at the time of the “change in control.” Vesting of the Converted Awards will be accelerated if the acquiring or successor entity does not assume, continue or substitute for the Converted Awards or if the recipient’s employment is terminated by us without cause or the recipient resigns with good reason within 18 months following a “change in control” (to the extent the acquiring or successor entity assumes, continues or substitutes for the stock options and restricted stock).

Any outstanding and unvested stock options and time-based restricted stock will become fully vested in the event of the recipient’s termination of employment by the recipient due to death or disability. Any outstanding and unvested performance shares will pay out pro-rata based on actual performance at the end of the performance period in the event of the recipient’s termination of employment by the recipient due to death or disability. Upon any other termination of employment, all unvested stock options, time-based restricted stock and performance shares will be forfeited.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards made to our NEOs as of July 2, 2016.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (3)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
George L. Holm
	8/24/2007	185,519	—	—		3.90	8/24/2017
	12/11/2008	224,702	—	—		7.67	12/11/2018
	9/30/2015	—	61,403	—		19.00	9/30/2025
	9/30/2015	—	—	128,759	(6)	19.00	9/30/2025
	9/30/2015							61,403	1,652,969	—		—
	9/30/2015							—	—	281,461	(6)	7,576,930
	9/30/2015							—	—	61,403	(7)	1,652,969
Robert D. Evans
	1/8/2010	44,171	—	—		7.67	1/31/2017
	9/30/2015	—	2,623	—		19.00	12/29/2016
	9/30/2015	—	—	17,831	(6)	19.00	9/30/2025
	9/30/2015							2,623	282,418	—		—
	9/30/2015							—	—	26,339	(6)	709,046
	9/30/2015							—	—	2,622	(7)	70,584
David Flitman
	7/30/2015							178,967	4,817,792	—		—
	7/30/2016							59,656	1,605,940	—		—
Patrick T. Hagerty
	8/24/2007	53,005	—	—		3.90	8/24/2017
	12/11/2008	8,083	—	—		7.67	12/11/2018
	9/30/2015	—	8,666	—		19.00	9/30/2025
	9/30/2015	—	—	14,134	(6)	19.00	9/30/2025
	9/30/2015							8,666	233,289	—		—
	9/30/2015							—	—	46,954	(6)	1,264,002
	9/30/2015							—	—	8,666	(7)	233,289
James Hope
	3/12/2015	4,850	19,400	—		16.76	3/12/2025
	9/30/2015	—	13,157	—		19.00	9/30/2025
	9/30/2015	—	—	21,394	(6)	19.00	9/30/2025
	9/30/2015							13,157	354,186	—		—
	9/30/2015	—						—	—	2,855	(6)	76,857
	9/30/2015							—	—	13,157	(7)	354,186

(1)	Represents fully-vested time-vesting options granted pursuant to the 2007 Stock Option Plan.
(2)	Represents unvested time-vesting options. Options in this column granted on September 30, 2015 were granted pursuant to the 2015 Omnibus Incentive Plan and vest in four equal annual installments on each of the first four anniversaries of the date of grant. Options in this column granted on March 12, 2015 were granted pursuant to the 2007 Stock Option Plan and vest in five equal annual installments on each of the first five anniversaries of September 3, 2014.
(3)	Represents time and performance-vesting options granted in connection with the Early Exercise pursuant to the 2007 Stock Option Plan. For additional details, including vesting conditions, see “Compensation Discussion and Analysis—Long-Term Equity Awards—Amendments to 2007 Stock Option Plan” and “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Awards—Early Exercise” above.
(4)	For our NEOs other than Mr. Flitman, represents time-vesting restricted stock granted pursuant to the 2015 Omnibus Incentive Plan that vest in four equal annual installments on each of the first four anniversaries of the date of grant. For Mr. Flitman, represents (i) 59,656 RSUs granted pursuant to the 2015 Omnibus Incentive Plan that vest in two substantially equal annual installments, subject to his continued employment through such vesting date, on each of January 19, 2017 and January 19, 2018 and, if vested, will be settled on January 19, 2019 and (ii) 178,967 RSUs granted pursuant to the 2015 Omnibus Incentive Plan that may vest earlier based on our performance as described in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Awards—Restricted Stock Unit Awards—Mr. Flitman” and will time vest and be settled on the fourth anniversary of his start, subject to Mr. Flitman’s continued employment through such date.
(5)	Based on the closing price of our common stock on July 1, 2016, the last trading day on the New York Stock Exchange of fiscal 2016.
(6)	Because we had not achieved the performance criteria applicable to the shares of time and performance-vesting restricted stock and options granted in connection with the Early Exercise, this number reflects the number of such shares and options that would be earned based on threshold performance.
(7)	The performance shares granted on September 30, 2015 will vest, if at all, based on the Company’s achievement of each performance measure (ROIC and Relative TSR) with respect to the period beginning on September 30, 2015 and ending on June 30, 2018, as determined by the Compensation Committee following the end of fiscal 2018. As of July 2, 2016, the achievement level with respect to ROIC was below threshold performance, and the achievement level with respect to Relative TSR was between target and maximum performance. Accordingly, the number of shares reported in the table reflect amounts based on threshold performance for ROIC and maximum performance for Relative TSR. The actual number of shares that will vest with respect to the performance shares is not yet determinable.

Fiscal 2016 Option Exercises and Stock Vested

None of our NEOs exercised options in fiscal 2016. The following table provides information regarding stock vested during fiscal 2016 by our NEOs.

Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
George L. Holm	—	—
Robert D. Evans	—	—
David Flitman	29,827	632,929
Patrick T. Hagerty	—	—
James Hope	—	—

(1)	Represents Buyout RSUs that will be settled on January 19, 2019 . See “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Awards—Restricted Stock Unit Awards—Mr. Flitman.”
(2)	Represents the value realized on January 19, 2016, the vesting date for this portion of the Buyout RSUs. The vested Buyout RSUs will be settled on January 19, 2019. See “Fiscal 2016 Non-Qualified Deferred Compensation” below.

Fiscal 2016 Pension Benefits

We have no pension benefits for our executive officers.

Fiscal 2016 Non-Qualified Deferred Compensation

The following table provides information regarding contributions, earnings and balances for our NEOs with respect to deferred compensation.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance
Name	Last FY ($)	Last FY ($)(1)	FY ($)(2)	Distributions ($)	at Last FYE ($)
George L. Holm	—	—	—	—	—
Robert D. Evans	—	—	—	—	—
David Flitman	—	632,929	170,014	—	802,943
Patrick T. Hagerty	—	—	—	—	—
James Hope	—	—	—	—	—

(1)	Reflects the value of 29,827 vested and undelivered RSUs as of the vesting date, which was January 19, 2016. These RSUs will be settled on January 19, 2019. The full amounts reported in the contributions and earnings columns represent a portion of the compensation for fiscal 2016 reported under “Stock Awards” in the Summary Compensation Table.
(2)	Amount reported for Mr. Flitman reflects the increase in fair market value between January 19, 2016 and July 2, 2016 with respect to his 29,827 vested and undelivered RSUs.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the NEOs would have been entitled assuming an eligible termination if a termination of employment or change in control occurred on July 1, 2016, the last business day of fiscal 2016. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments are described below under “Description of Termination and Change in Control Provisions.”

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of vested plan balances under our 401(k) savings plan.

				Value of	Value of
				Equity	Equity
				Acceleration	Acceleration	Value of
	Cash	Restricted	Continuation	Under 2007	Under 2015	401(k)
	Severance	Cash Award	of Group	Stock	Omnibus	Match
	Payment	Acceleration	Health Plans	Option Plan	Incentive	Acceleration
	($) (1)	($) (2)	($) (3)	($) (4)	Plan ($) (5)	($) (6)	Total ($)
George L. Holm
Eligible Termination	238,462	—	3,237	—	—	—	241,699
Change in Control	—	—	—	—	3,792,249	—	3,792,249
Death or Disability Under IPO Awards	—	—	—	—	2,590,090	—	2,590,090
David Flitman
Eligible Termination	1,790,385	726,027	10,477	—	2,110,714	7,096	4,644,699
Change in Control (single trigger)	—	1,500,000	—	—	1,605,940	—	3,105,940
Change in Control (double trigger)	—	—	—	—	4,817,792	—	4,817,792
Patrick T. Hagerty
Eligible Termination	401,923	—	12,949	—	—	—	414,872
Change in Control	—	—	—	—	535,212	—	535,212
Death or Disability Under IPO Awards	—	—	—	—	365,548	—	365,548
James Hope
Eligible Termination	528,846	—	12,949	—	—	12,775	554,570
Change in Control	—	—	—	197,104	812,576	—	1,009,680
Death or Disability Under IPO Awards	—	—	—	—	554,986	—	554,986

(1)	Cash severance payment includes the following:

•	Mr. Holm—continued payment of his base salary through the expiration of his employment agreement ($180,770) plus the value of his accrued but unused vacation days ($57,692).

•	Mr. Flitman—1.5 times the sum of his base salary ($700,000) plus his target annual cash bonus amount ($700,000) plus the value of his accrued but unused vacation days ($40,385).

•	Mr. Hagerty—52 weeks’ base salary ($380,000) plus the value of his accrued but unused vacation days ($21,923).

•	Mr. Hope—52 weeks’ base salary ($500,000) plus the value of his accrued but unused vacation days ($28,846).

The amount of cash severance does not include amounts payable under the MIP because these amounts are accrued and payable as of the last day of the fiscal year regardless of whether an employee is employed on the applicable payment date.

(2)	Amount reported under “Eligible Termination” reflects 100% of the first installment and a pro-rated portion of the second installment of Mr. Flitman’s restricted cash award that would have vested and become payable if Mr. Flitman’s employment had been terminated by the Company without cause, by him for good reason or due to death or disability. Amount reported under “Change in Control (single trigger)” reflects the value of the full restricted cash award that remained unpaid as of July 2, 2016 and that would have fully vested had a Change in Control been consummated on such date.
(3)	With respect to Mr. Holm, reflects the cost of providing the executive officer with continued group health coverage as enrolled at the time of his termination through the expiration of his employment agreement. With respect to Messrs. Flitman, Hagerty and Hope, reflects the cost of providing continued group health coverage (on the same basis such coverage was received at the time of the executive’s termination), subject to the executive’s electing to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period of 52 weeks.
(4)	Upon a change in control, our NEOs’ unvested options subject solely to time-based vesting would become immediately vested. Other than with respect to Mr. Hope, all options held by our NEOs subject solely to time-based vesting were fully vested as of July 2, 2016. Amounts reported assume that the time and performance-vesting options and restricted stock received in connection with the Early Exercise do not vest upon a change in control.
(5)	Amount reported under “Eligible Termination” for Mr. Flitman reflects the value of the acceleration of Mr. Flitman’s Buyout RSUs and Equity Award RSUs upon a qualifying termination which is equal to a pro rata portion of the value of the acceleration of the next tranche scheduled to vest of Mr. Flitman’s Buyout RSUs plus a pro rata portion of the value of the acceleration of Mr. Flitman’s Equity Award RSUs upon a qualifying termination. Amounts reported under “Death or Disability Under IPO Awards” for each NEO other than Mr. Flitman reflect the value of the acceleration of the IPO Grants upon a termination due to death or disability. See “Narrative to Summary Compensation Table and Fiscal 2016 Grants of Plan-Based Awards—Description of Outstanding Equity-Based Awards—Awards Granted Under the 2015 Omnibus Incentive Plan—Treatment of Awards in Connection with a Change in Control or Qualifying Termination.” Amounts reported under “Change in Control (single trigger)” for Mr. Flitman reflect the value of the acceleration of Mr. Flitman’s Buyout RSUs upon a Change in Control (as defined in Mr. Flitman’s offer letter). Amounts reported under “Change in Control (double trigger)” for Mr. Flitman reflect the value of the acceleration of Mr. Flitman’s Equity Award RSUs upon a qualifying termination following a Change in Control. Amounts reported under “Change in Control” for each NEO other than Mr. Flitman reflect the value of the acceleration of the IPO Grants upon a qualifying termination following a “change in control” and, for the performance shares, reflects accelerated vesting for the target award opportunity.
(6)	The Company’s contributions to our NEOs’ 401(k) accounts would be accelerated only upon termination because of death or disability. Each of our NEOs, other than Mr. Flitman and Mr. Hope, is fully vested in his 401(k) plan account.

On May 3, 2016, Mr. Evans notified us of his intent to retire from his position as Senior Vice President and Chief Financial Officer of the Company. In connection with his retirement, pursuant to the Transition Agreement, subject to Mr. Evans’ continued compliance with certain restrictive covenants and the execution and non-revocation of a release of claims in favor of the Company, Mr. Evans is entitled to the following: (1) an amount equal to $525,000, payable over 12 months; (2) an annual bonus for fiscal 2016 (either full or pro-rated depending on whether the Termination Date occurred prior to or after the completion of fiscal year 2016) based on our achievement of performance targets, payable when such annual bonuses are paid to other Company executives ($476,100); (3) a pro-rated annual bonus for fiscal 2017 based on our achievement of performance targets, payable when such annual bonuses are paid to other Company executives (assuming the Termination Date occurred after the beginning of fiscal 2017) (amount yet to be determined); (4) payments for annual fees for participation in our executive health programs for two years from the effective date of his retirement ($6,600); (5) all unvested options and shares of restricted stock granted pursuant to the 2007 Stock Option Plan will remain outstanding and eligible to vest subject to the achievement of the “performance vesting” conditions described in the 2007 Stock Option Plan ($1,700,535); (6) vesting of 25% of the options and time based restricted stock granted pursuant to the 2015 Omnibus Incentive Plan, with the remaining 75% of such awards expiring as of the date of the Transition Agreement ($91,377); and (7) the target number of performance shares granted pursuant to the 2015 Omnibus Incentive Plan will be reduced by 75% and expire as of the date of the Transition Agreement and up to 25% of the remaining target number of performance shares will remain eligible to vest based on the achievement of performance targets, as determined on June 30, 2018 ($70,584).

In addition to the foregoing, pursuant to the Transition Agreement, Mr. Evans will receive a consulting fee of $460,000 for consulting services following the Termination Date (as defined in the Transition Agreement) for a period of one year.

If Mr. Evans’s retirement had been effective on July 1, 2016, the last business day of fiscal 2016, he would have been entitled to each of the payments described above other than a pro-rated annual bonus for fiscal 2017.

Severance Arrangements and Restrictive Covenants

We have adopted the Severance Plan for the benefit of certain key employees. Each of the NEOs other than Mr. Holm, whose severance terms are contained in his employment agreement, and Mr. Evans, whose retirement terms are contained in his transition agreement and described above, is eligible for severance pay and benefits under the Severance Plan.

Mr. Holm

Under the terms of his employment agreement, if, prior to the expiration of the term of his employment agreement, (1) the Company terminates Mr. Holm’s employment other than for “cause” or other than by reason of his “disability” or (2) Mr. Holm terminates his employment for “good reason,” then, subject to his execution of a valid release and waiver of claims and his continued compliance with the restrictive and future cooperation covenants in his employment agreement, Mr. Holm will be entitled to receive:

•	continued payment of his base salary for the remainder of the then-existing term of his employment agreement;

•	a lump sum payment equal to his annual bonus for the fiscal year in which the termination occurs, based on Company performance during such year through the date of his termination, prorated for the portion of the year actually worked; and

•	continued group health coverage (on the same basis such coverage was received at the time of his termination) for the remainder of the then-existing term of his employment agreement.

For purposes of the severance provisions of Mr. Holm’s employment agreement:

•	“cause” means a finding by the Company that Mr. Holm has (1) committed a felony or a crime involving moral turpitude, (2) committed any act of gross negligence or fraud, (3) failed, refused, or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company, or materially breached any provision of his employment agreement, where such failure, refusal, neglect, or breach continued for 30 days after he had received written notice thereof, or (4) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

•	“disability” means a finding by the Company that Mr. Holm has been unable to perform his job functions by reason of a physical or mental impairment for a period of 180 days within a period of 360 consecutive days.

•	“good reason” means (1) a material breach by the Company of any provision of Mr. Holm’s employment agreement that continues for 30 days after Mr. Holm has provided the Company with written notice thereof, or (2) the principal place of Mr. Holm’s employment is relocated more than 100 miles from his principal place of employment on the effective date of his employment agreement.

Messrs. Hagerty and Hope

Under the terms of the Severance Plan, as modified by their Severance Letter Agreements, if either of Messrs. Hagerty’s or Hope’s employment terminates other than (1) for “cause”; (2) because of a layoff relating to which he has recall or rehire rights; (3) due to his or her voluntary retirement, voluntary resignation (other than for “good reason”), “disability,” or death; or (4) because of any cause beyond the reasonable control of the Company, including, but not limited to, inclement weather, war, riot, malicious or terrorist acts of damage, civil commotion, power failure, fire, or unforeseeable acts of third parties, upon proper execution and filing of a valid release agreement, the NEO will be entitled to receive:

•	continued payment of base salary at the level of the executive’s base salary immediately before his or her termination for 52 weeks;

•	the annual bonus, if any, that he would have been entitled to receive, if such termination of employment had not occurred, based on the Company’s achievement of the applicable performance targets, in respect of the year of such termination, prorated for the portion of the year actually worked and payable at such time as annual bonuses are paid to other executives of the Company, but no later than two and one half months after the last day of the performance year to which such bonus relates; and

•	continued group health coverage (on the same basis such coverage was received at the time of the executive’s termination), subject to the executive’s electing to receive benefits under COBRA until the earlier of (x) the last day of the month in which his severance pay ends (or if paid in a lump sum, when the pay would have ended if paid in equal installments); or (y) the date his coverage under the Company health plan ends for any other reason.

Under the terms of the Severance Plan, if an executive is re-employed by the Company within six months of his or her termination, he must return any severance payments in excess of the base pay he would have been paid during the time of unemployment if he had not experienced a termination of employment.

In addition to the foregoing, if Mr. Hope were to be terminated because of his death or disability, he would be entitled to acceleration of the vesting of our contributions to his 401(k) plan account. Mr. Hagerty is fully vested in our contribution to his 401(k) plan account.

For purposes of the Severance Plan:

•	“cause” means termination for any of the following reasons: (1) failure to perform the executive’s assigned duties, including failure to comply with Company policies; (2) conviction (including any plea of nolo contendre) of any felony or crime involving dishonesty or moral turpitude; (3) act of personal dishonesty knowingly taken in connection with the executive’s responsibilities as an associate of the Company and which is intended to result in the executive’s personal enrichment or that of any other person; (4) bad faith conduct that is materially detrimental to the Company; (5) inability of the executive to perform his or her duties because of his or her alcohol or drug use; (6) failure to comply with any legal written directive of the Board of Directors of the Company; (7) any act or omission of substantial detriment to the Company because of the executive’s intentional failure to comply with any statute, rule, or regulation, except any act or omission the executive believes in good faith to have been in or not opposed to the best interest of the Company (without the executive’s intent to gain, directly or indirectly, a profit to which the executive is not legally entitled) or any act or omission resulting from the executive’s bad judgment or negligence other than habitual neglect of duty; or (8) insubordination or any other act, or failure to act, or other conduct which is determined by the Company, in its sole discretion, to be demonstrably and materially injurious to the Company monetarily or otherwise.

•	“disability” means a physical or mental condition which qualifies the executive for benefits under the Company’s long-term disability plan or, in the absence of such a plan, a physical or mental condition pursuant to which the executive has become entitled to a disability award under the U.S. Social Security Act.

For purposes of the Severance Plan, as modified by Messrs. Hagerty’s and Hope’s Severance Letter Agreements:

•	“good reason” means, provided that the Company has failed to cure such event within 30 days of receipt of written notice from the executive of such event and that such event occurred within fewer than 90 days of the executive’s resignation, (1) a diminution in the executive’s base salary or annual bonus opportunity; (2) any material diminution in the executive’s authority, duties, or responsibilities; (3) failure of the Company or its subsidiaries to pay or cause to be paid the executive’s base salary or annual bonus, when due; or (4) relocation of the executive’s principal place of employment more than 50 miles from the Richmond, Virginia metropolitan area in the case of Mr. Hope or 50 miles from its current location (Littleton, CO) in the case of Mr. Hagerty; provided that none of these events will constitute “good reason” until the Company fails to cure the event within 30 days after receipt of written notice of the event which constitutes “good reason.” In addition, “good reason” will cease to exist for an event on the 90th day following its occurrence.

Mr. Flitman

Under the terms of the Severance Plan, as modified by his offer letter, if Mr. Flitman’s employment terminates other than (1) for “cause” (as defined below); (2) because of a layoff relating to which he has recall or rehire rights; (3) due to his voluntary retirement, voluntary resignation (other than for “good reason” (as defined above under the Severance Letter Agreements)),“disability,” or death (each as defined under the Severance Plan); or (4) because of any cause beyond the reasonable control of the Company, including, but not limited to, inclement weather, war, riot, malicious or terrorist acts of damage, civil commotion, power failure, fire, or unforeseeable acts of third parties, upon proper execution and filing and a valid release agreement, Mr. Flitman will be entitled to receive not less than:

•	cash severance payments equal to his base salary immediately before his termination for one year;

•	a prorated bonus based on the number of days actually employed during the fiscal year and achievement of objectively-determined performance goals (with any subjective performance goals deemed fully achieved), payable when annual bonuses are paid to other senior executives of the Company; and

•	continued group health coverage (on the same basis such coverage was received at the time of Mr. Flitman’s termination), subject to Mr. Flitman’s electing to receive benefits under COBRA for one year.

For any such termination that occurs through the second anniversary of his start date, the amount of cash severance will be equal to 1.5 times the sum of Mr. Flitman’s base salary plus his target annual cash bonus amount.

Mr. Flitman’s offer letter provides that the definition of “cause” under the Severance Plan (and for all purposes under his offer letter) will be modified by replacing the first bullet condition with the following:

•	Substantial continuous failure (after notice to him and at least 15 days within which to cure) to perform his assigned duties, including substantial failure to comply with Company policies (and, for the avoidance of doubt, no failure to achieve performance goals, in and of itself, shall be treated as a basis for termination for cause).

Any unpaid amount of the restricted cash award described under “Compensation Discussion and Analysis—Executive Compensation Program Elements—Cash Bonus Opportunities—Sign-on Bonuses” and any unvested Buyout RSUs described under “Compensation Discussion and Analysis—Compensation Program Elements—Long-Term Equity Incentive Awards—Restricted Stock Unit Awards—Mr. Flitman” will become fully vested and payable at the time of a consummation of a Change in Control (as defined in Mr. Flitman’s offer letter). In addition, if Mr. Flitman’s employment is terminated by the Company without cause, by him for good reason or due to death or disability the unvested portion of his restricted cash award and the unvested portion of his Buyout RSUs scheduled, in each case, to vest on the next anniversary of his start date will vest on a pro rata basis; provided, that if such termination had occurred prior to the first anniversary of his start date he would have become vested in 100% of the first installment of the restricted cash award and the Buyout RSUs.

Under the terms of his offer letter, in the event that Mr. Flitman’s employment is terminated by the Company without cause or by Mr. Flitman for good reason upon or at any time following the consummation of a Change in Control, all unvested RSUs subject to the Equity Award described under “Compensation Discussion and Analysis—Compensation Program Elements—Long-Term Equity Incentive Awards—Restricted Stock Unit Awards—Mr. Flitman” will become fully vested and payable. In the event that Mr. Flitman’s employment is terminated by the Company without cause, or by Mr. Flitman for good reason or due to his death or disability prior to a Change in Control, a prorated portion of the RSUs subject to the Equity Award will vest on a pro rata basis through the date of termination; provided, that if such termination is by the Company without cause and occurs 180 days prior to a Change in Control, Mr. Flitman shall be deemed to have continued employment and been so terminated upon the consummation of a Change in Control and his Equity Award will become fully vested and payable.

In addition to the foregoing, we provide each of our NEOs with basic life and accident insurance coverage valued at one times annual salary to a maximum of $1 million combined benefit. Therefore, if the benefits were triggered on July 2, 2016 under our life insurance plans, the designated beneficiaries of our NEOs would have received the following amounts: Mr. Holm ($1,000,000), Mr. Flitman ($700,000), Mr. Hagerty ($380,000), and Mr. Hope ($500,000).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of July 2, 2016 regarding the Company’s equity compensation plans.

Weighted-
average
	Number of securities	exercise
	to be issued upon	price of	Number of securities
	exercise of	outstanding	remaining available
	outstanding	options,	for future issuance
	options, warrants and	warrants	under equity
	rights(1)	and rights(2)	compensation plans(3)
Equity compensation plan approved by shareholders
2007 Stock Option Plan	3,515,913	$13.10	433,762
2015 Omnibus Incentive Plan	388,584	$19.09	3,798,501

(1)	Relates to options outstanding under our 2007 Stock Option Plan and 130,225 options and 258,359 restricted stock units outstanding under our 2015 Omnibus Incentive Plan.
(2)	The weighted-average exercise price for the 2015 Omnibus Incentive Plan excludes the impact of outstanding restricted stock units as they have no exercise price.
(3)	Relates to additional shares reserved for future awards under our 2007 Stock Option Plan and 2015 Omnibus Incentive Plan, as applicable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2016, none of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We are parties to certain transactions with Blackstone and Wellspring described in the “Transactions with Related Persons” section of this Proxy Statement.

COMPENSATION OF DIRECTORS

In fiscal 2016, prior to our IPO, we did not provide compensation to our directors other than Douglas M. Steenland, our Non-Executive Chairman, Arthur B. Winkleblack and John J. Zillmer, for their service. However, all of our directors were reimbursed for their reasonable out-of-pocket expenses related to their service as a member of the Board of Directors or one of its committees.

Messrs. Winkleblack and Zillmer each received an annual retainer of $200,000, payable in arrears and pro-rated for the portion of fiscal 2016 prior to our IPO. Mr. Winkleblack, as Chair of the Audit Committee, received an additional annual fee of $15,000, pro-rated for the portion of fiscal 2016 prior to our IPO.

For his service as Non-Executive Chairman of the Board of Directors, Mr. Steenland received an annual cash retainer of $250,000, payable in arrears and pro-rated for the portion of fiscal 2016 prior to our IPO.

In addition, in fiscal 2010, Mr. Steenland was granted 104,275 options as part of his compensation, which options are now fully vested. One third of the options granted to Mr. Steenland were subject solely to time-based vesting restrictions and two thirds of the options granted to Mr. Steenland were subject to time and performance-based criteria. The time-based options were scheduled to vest based on a three year vesting schedule and, subject to Mr. Steenland’s continued service on our Board through the applicable vesting dates, 33 and 1/3% of the options subject to time-based vesting vested and became exercisable on each of the first three anniversaries of the date of grant. The time and performance-based options would only be deemed vested when they had both time vested and performance vested. 33 and 1/3% of the time and performance-based options time vested the last day of each of the Company’s 2011, 2012 and 2013 fiscal years, subject to Mr. Steenland’s continued service on our Board through the applicable vesting dates. Subject to time vesting and continued service on our Board through the date of the relevant event, these time and performance-based options vested and became exercisable:

•	with respect to 33 and 1/3% of the shares subject to the time and performance-vesting options, on the date that the audited financial statements for the Company and its consolidated subsidiaries in respect to the Company’s 2011 fiscal year were approved by the Board’s audit committee if the predetermined Adjusted EBITDA budget target established by the Board in respect of such fiscal year was satisfied;

•	with respect to 33 and 1/3% of the shares subject to the time and performance-vesting options, on the date that the audited financial statements for the Company and its consolidated subsidiaries in respect to the Company’s 2012 fiscal year were approved by the Board’s audit committee if Adjusted EBITDA (as calculated by the Board in good faith) was at least $240,000,000; and

•	with respect to 33 and 1/3% of the shares subject to the time and performance-vesting options, on the date that the audited financial statements for the Company and its consolidated subsidiaries in respect to the Company’s 2013 fiscal year were approved by the Board’s audit committee if Adjusted EBITDA (as calculated by the Board in good faith) was at least $270,000,000.

As described above under “Compensation Discussion and Analysis—Compensation Determination Process,” the Committee retained FW Cook to advise on executive and non-employee director compensation (other than directors affiliated with Blackstone or Wellspring). To assist the Committee in developing our director compensation program, FW Cook provided director compensation data from the same 15-company peer group that was used to evaluate executive compensation pay levels and long-term equity incentive program design and is described in detail above under the heading “Compensation Discussion and Analysis—Compensation Determination Process.”

As a result, beginning upon the completion of the IPO, each director who is not employed by us or affiliated with Blackstone or Wellspring became entitled to annual compensation (pro-rated in fiscal 2016 for the portion of fiscal 2016 beginning on the date of the IPO) as follows:

•	Cash retainer of $100,000, payable in quarterly installments in arrears;

•	Additional cash retainer of $100,000 payable in quarterly installments in arrears for serving as the non-executive chairman of the board of directors;

•	Additional cash retainer payable in quarterly installments in arrears for serving as the chairperson of a committee as follows:

•	$20,000 annual chairman fee for the audit committee chairperson;

•	$15,000 annual chairman fee for the compensation committee chairperson; and

•	$10,000 annual chairman fee for the nominating and corporate governance committee chairperson; and

•	$100,000 in the form of restricted stock units vesting in full on the earlier of: (i) the first anniversary of the date of grant and (ii) the next regularly scheduled annual meeting of stockholders of the Company following the date of grant and subject to accelerated vesting in the event of a “change of control”; and

•	Additional $75,000 in the form of restricted stock units vesting in full on the earlier of: (i) the first anniversary of the date of grant and (ii) the next regularly scheduled annual meeting of stockholders of the Company following the date of grant and subject to accelerated vesting in the event of a “change of control” for serving as the non-executive chairman of the board of directors.

The initial equity awards for directors were issued at the time of the IPO.

Director Compensation for Fiscal 2016

The table below sets forth information regarding non-employee director compensation for the fiscal year ended July 2, 2016.

	Fees Earned or Paid
Name	in Cash ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Douglas M. Steenland	246,152	—	174,990	—	421,142
William F. Dawson Jr.	—	—	—	—	—
Bruce McEvoy	—	—	—	—	—
Prakash A. Melwani	—	—	—	—	—
Jeffery M. Overly	—	—	—	—	—
Arthur B. Winkleblack	156,154	—	99,997	—	256,151
John J. Zillmer	136,538	—	99,997	—	236,535

(1)	Amounts reported reflect (i) fees to which our directors were entitled prior to our IPO, as described above, pro-rated for the portion of fiscal 2016 prior to our IPO and (ii) fees to which our directors were entitled upon completion of our IPO, pro-rated for the portion of fiscal 2016 beginning on the date of the completion of our IPO.
(2)	Represents the grant date fair value of restricted stock units, calculated in accordance with FASB ASC Topic 718, issued to our directors at the time of the IPO.
(3)	As of July 2, 2016, Mr. Steenland held 104,275 fully-vested options with an exercise price of $7.67.

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of October 5, 2016 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

	Amount and	Percent of
	Nature of	Common
	Beneficial	Stock
Name	Ownership	Outstanding
Principal Stockholder:
Blackstone (1)	46,616,000	45.1%
Wellspring (2)	16,272,914	15.7%
Directors and Named Executive Officers:
George L. Holm(3)(4)	2,732,705	2.6%
Robert D. Evans(4)	124,560	*
David Flitman	—	—
Patrick T. Hagerty(4)	292,938	*
James Hope(4)	80,649	*
Meredith Adler	—	—
William F. Dawson Jr.(5)	—	—
Bruce McEvoy(6)	—	—
Prakash A. Melwani(7)	—	—
Jeffrey M. Overly(8)	—	—
Douglas M. Steenland(4)	113,485	*
Arthur B. Winkleblack	5,263	*
John J. Zillmer	5,263	*
Directors and executive officers as a group (17 persons)(9)	3,672,318	3.5%

*	Less than 1%
(1)	Includes 39,137,914 shares of our common stock directly owned by Blackstone Capital Partners V L.P. (“BCP V”), 6,269,435 shares of our common stock directly owned by Blackstone Capital Partners V-AC L.P. (“BCP V-AC”), 611,735 shares of our common stock directly owned by Blackstone Family Investment Partnership V-SMD L.P. (“Family-SMD”), 496,893 shares of our common stock directly owned by Blackstone Family Investment Partnership V L.P. (“Family”) and 100,023 shares of our common stock directly owned by Blackstone Participation Partnership V L.P. (“Participation”) (collectively, the “Blackstone Funds”). The general partner of BCP V and BCP V-AC is Blackstone Management Associates V L.L.C. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side-by-Side GP L.L.C. is the general partner of Family and Participation. Blackstone Holdings III L.P. is the managing member and majority in interest owner of BMA V L.L.C. and the sole member of BCP V Side-by-Side GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of Family-SMD is Blackstone Family GP L.L.C., which is controlled by its founder, Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each (other than the Blackstone Funds to the extent of their direct holdings) disclaims beneficial ownership of such shares. The address for each of the Blackstone Funds, Blackstone Management Associates V L.L.C., BMA V. L.L.C., BCP V Side-by-Side GP L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C., Blackstone Family GP L.L.C., and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York, 10154.

(2)	Reflects 16,272,914 shares of our common stock held by Wellspring Capital Partners IV, L.P. (“WCP IV”). The General Partner of WCP IV is WCM GenPar IV, L.P. The general partner of WCM GenPar IV, L.P. is WCM GenPar IV GP, LLC. WCM GenPar IV GP, LLC is controlled by a Board of Managers consisting of Mr. Dawson, Greg Feldman, and Carl Stanton. The address of each of the entities listed in this footnote is c/o Wellspring Capital Management LLC, 390 Park Avenue, New York, New York 10022.
(3)	Includes an aggregate of 291,000 shares held by trusts of which Mr. Holm’s children are the beneficiaries and for which Mr. Holm’s wife acts as trustee. Mr. Holm may be deemed to beneficially own such shares.
(4)	The number of shares beneficially owned includes shares of common stock issuable upon exercise of options that are currently exercisable and/or will be exercisable within 60 days after October 5, 2016, as follows: Mr. Holm (425,571), Mr. Evans (46,794), Mr. Hagerty (63,254), Mr. Hope (12,989), and Mr. Steenland (104,275). The number of shares beneficially owned also includes shares of restricted stock as follows: Mr. Holm (841,764), Mr. Evans (56,611), Mr. Hagerty (133,264), and Mr. Hope (65,459).
(5)	Mr. Dawson is the Chief Executive Officer of Wellspring Capital Management, LLC, the management company of WCP IV. Mr. Dawson disclaims beneficial ownership of any shares owned directly or indirectly by WCP IV. Mr. Dawson’s address is c/o Wellspring Capital Management LLC, 390 Park Avenue, New York, New York 10022.
(6)	Mr. McEvoy is a Senior Managing Director of Blackstone. Mr. McEvoy disclaims beneficial ownership of any shares owned directly or indirectly by Blackstone. Mr. McEvoy’s address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(7)	Mr. Melwani is a Senior Managing Director of Blackstone. Mr. Melwani disclaims beneficial ownership of any shares owned directly or indirectly by Blackstone. Mr. Melwani’s address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(8)	Mr. Overly is an Operating Partner of Blackstone. Mr. Overly disclaims beneficial ownership of any shares owned directly or indirectly by Blackstone. Mr. Overly’s address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(9)	Includes 721,718 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after October 5, 2016 and 1,255,866 shares of restricted stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors, and 10% stockholders we believe that our executive officers, directors, and 10% stockholders complied with all Section 16(a) filing requirements during fiscal 2016, except that Christine R. Vlahcevic and affiliates of Wellspring were each inadvertently late to file their initial statements of beneficial ownership on Form 3; and the initial statement of beneficial ownership on Form 3 for Craig H. Hoskins, which had initially been timely filed on October I, 2015, was amended on September 28, 2016 to include 6,162 shares of restricted common stock inadvertently omitted from the original Form 3 and from a Form 4 filed on August 11, 2016; and one Form 4 was inadvertently filed late on behalf of Robert D. Evans to report the forfeiture of shares of restricted common stock pursuant to the Transition Agreement.

TRANSACTIONS WITH RELATED PERSONS

        Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transaction policy.” Our related person transaction policy requires that (i) any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) be approved or ratified by an approving body comprised of the disinterested members of our Board of Directors or any committee of the Board of Directors (provided that a majority of the members of the Board of Directors or such committee, respectively, are disinterested) and (ii) any employment relationship or transaction involving an executive officer and any related compensation be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Stockholders’ Agreement

In connection with the IPO, on October 6, 2015, we entered into a stockholders agreement with affiliates of Blackstone and Wellspring. This agreement grants Blackstone the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors as long as Blackstone and its affiliates beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as Blackstone and its affiliates beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as Blackstone and its affiliates beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as Blackstone and its affiliates beneficially own at least 20% but less than 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as Blackstone and its affiliates beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that Blackstone is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number (e.g., one and one quarter directors shall equate to two directors) and the calculation would be made on a pro forma basis after taking into account any increase in the size of our Board of Directors.

In addition, the agreement grants Wellspring the right to nominate to our Board of Directors a number of designees equal to: (i) at least 20% of the total number of directors comprising our Board of Directors at such time as long as Wellspring and its affiliates beneficially own at least 20% but less than 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (ii) at least 10% of the total number of directors comprising our Board of Directors at such time as long as Wellspring and its affiliates beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that Wellspring is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number (e.g., one and one quarter directors shall equate to two directors) and the calculation would be made on a pro forma basis after taking into account any increase in the size of our Board of Directors.

In the event a vacancy on the Board of Directors is caused by the death, retirement, or resignation of Blackstone’s director-designee, Blackstone shall, to the fullest extent permitted by law, have the right to have the vacancy filled by Blackstone’s new director-designee. Furthermore, in the event a vacancy on the Board of Directors is caused by the death, retirement, or resignation of Wellspring’s director-designee, Wellspring shall, to the fullest extent permitted by law, have the right to have the vacancy filled by Wellspring’s new director-designee.

Registration Rights Agreement

In connection with the IPO, on October 6, 2015, we entered into a registration rights agreement that provides Blackstone and Wellspring an unlimited number of “demand” registrations and customary “piggyback” registration rights and customary “piggyback” registration rights to certain other stockholders. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act. The offering by Blackstone in May 2016 was pursuant to the Registration Rights Agreement.

Advisory Fee Agreement

We are a party to the Amended and Restated Advisory Fee Agreement (the “Advisory Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”) and Wellspring Capital Management, LLC (“WCM,” and together with BMP, the “Advisors”). Pursuant to this agreement, BMP, WCM or their affiliates provide certain strategic and structuring advice and assistance to us. In addition, under this agreement, BMP, WCM, or their affiliates provide certain monitoring, advisory, and consulting services to us for an aggregate annual management fee equal to the greater of $2.5 million or 1.5% of Consolidated EBITDA (as defined in the Credit Agreement). BMP, WCM, or their affiliates also receive reimbursement for out-of-pocket expenses incurred by them in connection with the provision of services pursuant to the Advisory Agreement. For fiscal 2016, payments under the Advisory Agreement totaled $5.0 million.

Under its terms, the Advisory Agreement will terminate no later than October 6, 2017.

Other Transactions

We do business with certain affiliates of The Blackstone Group. In fiscal 2016, we recorded sales of $47.4 million to certain of these affiliate companies. We also recorded purchases of $2.3 million from certain of these affiliate companies in fiscal 2016. We do not conduct a material amount of business with affiliates of Wellspring Capital Management.

An affiliate of Blackstone held $19.0 million of our Term Loan Facility prior to its termination in May 2016. We paid approximately $0.9 million in interest in fiscal 2016 to this affiliate pursuant to the terms of the Term Loan Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities—Term Loan Facility” in our 2016 10-K.

Blackstone Advisory Partners L.P., an affiliate of Blackstone, received aggregate compensation of approximately $0.6 million for providing certain financial consulting services in connection with the public offering of our common stock by certain stockholders in May 2016. In addition, an affiliate of Blackstone received a $1.1 million underwriter’s discount in the IPO and a $0.3 million initial purchaser’s discount in the offering of $350.0 million aggregate principal amount of our subsidiary Performance Food Group, Inc.’s 5.500% Senior Notes due 2024.

Repurchase of Securities

As market conditions warrant, we and our major stockholders, including Blackstone and Wellspring, may from time to time, depending upon market conditions, seek to repurchase our securities or loans in privately negotiated or open market transactions, by tender offer or otherwise.

Equity Healthcare Program Agreement

Effective as of July 15, 2014, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of Blackstone, pursuant to which Equity Healthcare provides to us certain negotiating, monitoring, and other services in connection with our health benefit plans. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s services, we paid Equity Healthcare a fee of $2.80 per eligible employee per month for benefit plans beginning on or after January 1, 2014 and we pay a fee of $3.00 per eligible employee per month for plans beginning on or after January 1, 2016 and $3.00 per eligible employee per month for plans beginning on or after January 1, 2017. As of July 2, 2016, we had approximately 10,000 employees enrolled in Equity Healthcare health benefit plans.

Core Trust Purchasing Group Participation Agreement

Effective September 24, 2007, we entered into a five-year participation agreement with automatic annual renewals, unless terminated by either party, with Core Trust Purchasing Group (“CPG”), which designates CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third-party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract.

We do not pay any fees to participate in this group arrangement, and we can terminate participation in any category of products and services at any time prior to the expiration of the agreement without penalty with a reasonable business justification, including if pricing under the agreement becomes uncompetitive or uneconomical, customer service is not satisfactory, or participation negatively affects our corporate governance or compliance policies.

In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases. Additionally, Blackstone has entered into a separate agreement with CPG whereby Blackstone receives a portion of the gross fees vendors pay to CPG based on the volume of purchases made by us. CPG is not a Blackstone affiliate and Blackstone is not a party to our participation agreement with CPG. A portion of the fees CPG remits to Blackstone is intended to reimburse Blackstone for a portion of the costs it incurs in connection with facilitating our participation in CPG and monitoring the services CPG provides to us. Our purchases through CPG were approximately $27.6 million for fiscal 2016.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, Performance Food Group Company, 12500 West Creek Parkway, Richmond, Virginia 23238. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2017 Annual Meeting, a proposal must be received by our Secretary on or before June 19, 2017. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2017 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2017 Annual Meeting, such a proposal must be received on or after August 4, 2017, but not later than September 3, 2017. In the event that the date of the 2017 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2017 Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. Notwithstanding the foregoing, if the number of directors to be elected to the Board of Directors at the 2017 Annual Meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the 2016 Annual Meeting (i.e. prior to December 2, 2017), then notice by a stockholder shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary not later than the close of business on 10th calendar day following the day on which such public announcement is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

A. Brent King
Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pfgc.com) and click on “Financial Info” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended July 2, 2016, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Secretary

Performance Food Group Company

12500 West Creek Parkway

Richmond, Virginia 23238

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PFG Performance Food Group

WWW.PFGC.COM

12500 West Creek Parkway
Richmond, VA 23238

PERFORMANCE FOOD GROUP COMPANY 12500 WEST CREEK PARKWAY RICHMOND, VA 23238

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 1, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 1, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Ballots must be received by December 1, 2016.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E14057-P82972	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERFORMANCE FOOD GROUP COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. To elect the three Class I director nominees.	☐	☐	☐

Nominees:

01) George L. Holm 02) Arthur B. Winkleblack 03) John J. Zillmer

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.						☐	☐	☐

3. To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.						☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 Year	2 Years	3 Years	Abstain

4. To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.					☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

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E14058-P82972

PERFORMANCE FOOD GROUP COMPANY

Annual Meeting of Stockholders

December 2, 2016 9:00 AM EST

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) George L. Holm and A. Brent King, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PERFORMANCE FOOD GROUP COMPANY that the stockholder(s) is/are entitled to vote if personally present at the Annual Meeting of Stockholders and further authorize(s) such proxies to vote such shares in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein on the reverse side. If no direction is made but the proxy card is signed, this proxy will be voted FOR the election of each of the director nominees listed on the reverse side, FOR Proposals 2 and 3 and for every 1 YEAR on Proposal 4. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting of Stockholders.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side

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